As filed with the Securities and Exchange Commission on April 25, 2024

Registration No. 333-[●]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UBS AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	98-0186363
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 45, 8001 Zurich,

Switzerland, +41 44 234 11 11 and

Aeschenvorstadt 1, 4051 Basel,

Switzerland, +41 61 288 20 20

(Address and telephone number of Registrant’s principal executive offices)

Patrick T. Shilling, Esq.

11 Madison Ave. • New York, New York 10010 • Telephone: 212-713-3685

(Name, address and telephone number of agent for service)

Copies to:

Rebecca J. Simmons, Esq.

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street • New York, NY 10004-2498 • 212-558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On December 7, 2023, UBS AG and Credit Suisse AG entered into a merger agreement (as such agreement may be amended from time to time, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, UBS AG and Credit Suisse AG have agreed to a merger by absorption under Swiss law (Absorptionsfusion) whereby Credit Suisse AG (including its branches) will be absorbed by UBS AG (the “Merger”). Effective upon registration of the Merger with the Commercial Registers of the Canton of Zurich and the Canton of Basel-City in Switzerland (the date of such registration, the “Effective Date”), Credit Suisse AG will cease to exist and all of its assets, liabilities and contracts will automatically transfer to, and be absorbed and taken over by, UBS AG by operation of Swiss law (Universalsukzession).

In connection with the Merger, prior to the Effective Date, UBS AG, Credit Suisse AG and The Bank of New York Mellon, as trustee, will enter into a fourth supplemental indenture to the senior indenture between Credit Suisse AG and The Bank of New York Mellon, as trustee, dated as of March 29, 2007 (as supplemented as of the date hereof and as may be further supplemented from time to time, the “Senior Indenture”), under which the securities subject of this registration statement (as described below) were issued by Credit Suisse AG or may be issued by UBS AG, such that UBS AG will become the successor to Credit Suisse AG under the Senior Indenture. The completion of the Merger is subject to the satisfaction (or waiver by UBS AG) of a number of conditions as set forth in the Merger Agreement, and this registration statement assumes the Merger will be completed and that as a result UBS AG will become the issuer of the securities that are the subject of this registration statement. However, there can be no assurance as to when the conditions to the Merger will be satisfied (or waived by UBS AG), or if at all, or that other events will not intervene to delay or result in the failure to complete the Merger.

The registrant will not seek to accelerate the effectiveness of this registration statement unless and until the Merger is completed and all of Credit Suisse AG’s assets, liabilities and contracts automatically transfer to, and are absorbed and taken over by, UBS AG, including Credit Suisse AG’s rights and obligations under the securities that are the subject of this registration statement as described above.

This registration statement relates to the offering (on a delayed or continuous basis) of debt securities under the Senior Indenture (the “debt securities”), including additional issuances of the outstanding exchange-traded notes (“ETNs”) previously issued thereunder by Credit Suisse AG (and assumed by UBS AG upon completion of the Merger). The outstanding debt securities were initially registered under registration statements filed by Credit Suisse AG and were initially offered and sold prior to the date of the prospectus included in this registration statement. This registration statement registers debt securities that may be issued and sold after that date as well as ongoing market-making transactions in outstanding debt securities.

When a prospectus is delivered to an investor in the initial offering of any debt securities described above, the investor will be informed of that fact in the confirmation of sale. When a prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 25, 2024

PRELIMINARY PROSPECTUS

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UBS AG

Debt Securities

UBS AG from time to time may offer to sell up to $[●] of senior debt securities (the “debt securities”). UBS AG will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We will not use this prospectus to issue any debt securities unless it is attached to a prospectus supplement.

The debt securities may be offered directly or to or through underwriters, agents or dealers, including UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC, or any other subsidiary or affiliate of UBS AG. Because of this relationship, UBS Securities LLC, UBS Financial Services Inc., and Credit Suisse Securities (USA) LLC would have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). If UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC, or our other U.S.-registered broker-dealer subsidiaries or affiliates participate in the distribution of the debt securities, we will conduct the offering in accordance with the applicable provisions of FINRA Rule 5121. See “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest.”

On December 7, 2023, UBS AG and Credit Suisse AG (“CS AG”) entered into a merger agreement (as such agreement may be amended from time to time, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, UBS AG and CS AG agreed to a merger by absorption under Swiss law (Absorptionsfusion) whereby CS AG (including its branches) would be absorbed by UBS AG (the “Merger”), and effective upon registration of the Merger with the Commercial Registers of the Canton of Zurich and the Canton of Basel-City in Switzerland, CS AG would cease to exist and all of its assets, liabilities and contracts would automatically transfer to, and be absorbed and taken over by, UBS AG by operation of Swiss law (Universalsukzession). The Merger was completed on [●], 2024.

In connection with the Merger, UBS AG, CS AG and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), will enter into a fourth supplemental indenture to the senior indenture between CS AG and the Trustee dated as of March 29, 2007 (as supplemented, the “Senior Indenture”), pursuant to which UBS AG will expressly assume all of CS AG’s obligations, and will succeed to all of CS AG’s rights, under the Senior Indenture and all outstanding and future debt securities issued thereunder. The debt securities registered hereunder will be issued by UBS AG under the Senior Indenture or will have been previously issued by CS AG (now UBS AG) under the Senior Indenture and may be the subject of ongoing market-making transactions as described in this prospectus.

Investing in the debt securities involves risks. See the risk factors set out under “Risk Factors” in Part I, Item 3D of the UBS 2023 20-F (as defined below). We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The debt securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. The debt securities will not have the benefit of any agency or governmental guarantee.

This prospectus may be used by UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC or any other affiliate of UBS AG in connection with offers and sales in market-making transactions of debt securities issued under the Senior Indenture. In a market-making transaction, UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC or any other affiliate of UBS AG may resell debt securities it acquires from other holders, after the original offering and sale of the debt security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC or any other affiliate of UBS AG may act as principal or agent, including as agent for the counterparty in a transaction in which it acts as principal, or as agent for both counterparties in a transaction in which it does not act as principal. UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC or any other affiliate of UBS AG may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.

The date of this prospectus is [●], 2024.

WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AT THE DATE OF THIS PROSPECTUS, WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION, AND WE TAKE NO RESPONSIBILITY FOR ANY OTHER INFORMATION OTHERS MAY GIVE YOU. WE ARE NOT MAKING AN OFFER OF THESE DEBT SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, the terms “we,” “our,” “us,” and “UBS AG” refer to UBS AG on a parent only basis; the term “UBS AG Group” refers to UBS AG and its consolidated subsidiaries; the terms “UBS” or the “Group” refers to UBS Group AG and its consolidated subsidiaries; the term “Credit Suisse Group” refers to Credit Suisse Group AG together with its consolidated subsidiaries prior to UBS Group AG’s acquisition of Credit Suisse Group AG; the term “CS AG” refers to Credit Suisse AG; and the term “Credit Suisse” refers to the former direct and indirect consolidated subsidiaries of Credit Suisse Group AG now held directly or indirectly by UBS Group AG. Certain disclosures contained herein are presented for UBS Group AG and its consolidated subsidiaries. The information presented does not differ materially from UBS AG and its consolidated subsidiaries. When we refer to “CHF,” we mean Swiss francs. When we refer to “USD” or “$,” we mean U.S. dollars. On April [●], 2024, the Swiss franc to U.S. dollar exchange rate was [●] Swiss francs = 1 U.S. dollar.

UBS AG’s consolidated financial statements, which are incorporated by reference into this prospectus, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. UBS AG’s consolidated financial statements are denominated in U.S. dollars. CS AG’s consolidated financial statements, which are incorporated by reference into this prospectus, have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as “U.S. GAAP.” CS AG’s consolidated financial statements are denominated in Swiss francs, the legal tender of Switzerland. See “Presentation of Financial Information.”

WHERE YOU CAN FIND MORE INFORMATION

UBS AG files periodic reports and other information with the SEC. Copies of the documents filed by UBS AG with the SEC may be obtained either on the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, or, partly, on the website of the UBS Group at https://www.ubs.com/investors.

The SEC allows UBS AG to “incorporate by reference” the information it files with the SEC, which means that UBS AG can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that UBS AG file later with the SEC and that is incorporated by reference will automatically update and supersede this information.

UBS AG filed its Annual Report on Form 20-F for the financial year ended December 31, 2023 (the “UBS AG 2023 20-F”) with the SEC on March 28, 2024. UBS AG is incorporating the UBS AG 2023 20-F by reference into this prospectus.

UBS AG also incorporates hereby by reference the Form 6-K filed on March 28, 2024 which includes as exhibits, the audited consolidated financial statements of CS AG as of December 31, 2023 and 2022 and for the three year period ended December 31, 2023, and the accompanying notes thereto and certain unaudited pro forma condensed combined financial information related to the Merger, including unaudited pro forma condensed combined income statement for the year ended December 31, 2023 and the unaudited pro forma condensed combined balance sheet as of December 31, 2023.

In addition, UBS AG incorporates by reference into the registration statement of which this prospectus forms a part all documents that UBS AG files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and, only to the extent designated therein, any Reports on Form 6-K of UBS AG filed with, but not furnished to, the SEC by UBS AG after (i) the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the date the subsidiaries and affiliates of UBS AG stop offering debt securities pursuant to this prospectus.

We will provide, upon request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning UBS AG at its registered and principal executive offices at the following addresses:

UBS AG Investor Relations Bahnhofstrasse 45 P.O. Box 8098 Zurich Switzerland +41 44 234 41 00	UBS AG Investor Relations Aeschenvorstadt 1 4051 Basel Switzerland +41 61 288 20 20
Internet: https://www.ubs.com/investor

We are not incorporating the contents of our website or any apps into this prospectus unless otherwise specifically incorporated by reference herein.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST

UBS AG, ITS MANAGEMENT AND OTHERS

UBS AG is a bank domiciled in Switzerland. Many of its directors and executive officers, including the majority of the persons who signed the registration statement of which this prospectus is a part, and certain experts named in this prospectus, are resident outside the United States, and all or a substantial portion of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult for you to serve legal process on UBS AG or its directors and executive officers resident outside of the United States or have any of them appear in a U.S. court. We have been advised by Homburger AG, Swiss counsel to UBS AG that, due to the lack of reciprocal legislation between Switzerland and the United States, it may be difficult for you to enforce in Switzerland judgments obtained in U.S. courts against UBS AG (or any of its directors or executive officers resident in Switzerland). In addition, there is doubt as to the enforceability in Switzerland, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the federal or state securities laws of the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference contain statements that constitute “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995, including but not limited to management’s outlook for our financial performance, statements relating to the anticipated effect of transactions and strategic initiatives on our business and future development and goals or intentions to achieve climate, sustainability and other social objectives. Forward-looking statements can sometimes be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “potential,” “seeks,” “aims,” “projects,” “predicts,” “is optimistic,” “intends,” “plans,” “estimates,” “targets,” “anticipates,” “continues” or other comparable terms or negatives of these terms, but not all forward-looking statements include such identifying words.

While these forward-looking statements represent UBS’s judgments, expectations and objectives concerning the matters described, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from UBS’s expectations. In particular, terrorist activity and conflicts in the Middle East, as well as the continuing Russia-Ukraine war, may have significant impacts on global markets, exacerbate global inflationary pressures, and slow global growth. In addition, the ongoing conflicts may continue to cause significant population displacement, and lead to shortages of vital commodities, including energy shortages and food insecurity outside the areas immediately involved in armed conflict. Governmental responses to the armed conflicts, including, with respect to the Russia-Ukraine war, coordinated successive sets of sanctions on Russia and Belarus, and Russian and Belarusian entities and nationals, and the uncertainty as to whether the ongoing conflicts will widen and intensify, may continue to have significant adverse effects on the market and macroeconomic conditions, including in ways that cannot be anticipated. UBS Group AG’s acquisition of the Credit Suisse Group has materially changed our outlook and strategic direction and introduced new operational challenges. The integration of the Credit Suisse entities into the UBS structure is expected to take between three and five years and presents significant risks, including the risks that UBS Group AG may be unable to achieve the cost reductions and other benefits contemplated by the transaction. This creates significantly greater uncertainty about forward-looking statements.

Other factors that may affect our performance and ability to achieve our plans, outlook and other objectives also include, but are not limited to:

•

the degree to which we are successful in the execution of our strategic plans, including our cost reduction and efficiency initiatives and our ability to manage our levels of risk-weighted assets (“RWA”) and leverage ratio denominator, liquidity coverage ratio and other financial resources, including changes in RWA assets and liabilities arising from higher market volatility and the size of the Group;

•

the degree to which we are successful in implementing changes to our businesses to meet changing market, regulatory and other conditions, including as a result of UBS Group AG’s acquisition of the Credit Suisse Group;

•	increased inflation and interest rate volatility in major markets;

•

developments in the macroeconomic climate and in the markets in which we operate or to which we are exposed, including movements in securities prices or liquidity, credit spreads, currency exchange rates, deterioration or slow recovery in residential and commercial real estate markets, the effects of economic conditions, including increasing inflationary pressures, market developments, increasing geopolitical tensions, and changes to national trade policies on the financial position or creditworthiness of our clients and counterparties, as well as on client sentiment and levels of activity;

•

changes in the availability of capital and funding, including any adverse changes in our credit spreads and credit ratings of the UBS Group, Credit Suisse, sovereign issuers, structured credit products or credit-related exposures, as well as availability and cost of funding to meet requirements for debt eligible for total loss-absorbing capacity (“TLAC”), in particular in light of UBS Group AG’s acquisition of the Credit Suisse Group;

•

changes in central bank policies or the implementation of financial legislation and regulation in Switzerland, the United States, the United Kingdom, the European Union and other financial centers that have imposed, or resulted in, or may do so in the future, more stringent or entity-specific capital, TLAC, leverage ratio, net stable funding ratio, liquidity and funding requirements, heightened operational resilience requirements, incremental tax requirements, additional levies, limitations on permitted activities, constraints on remuneration, constraints on transfers of capital and liquidity and sharing of operational costs across the Group or other measures, and the effect these will or would have on our business activities;

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our ability to successfully implement resolvability and related regulatory requirements and the potential need to make further changes to the legal structure or booking model of UBS in response to legal and regulatory requirements and any additional requirements due to UBS Group AG’s acquisition of the Credit Suisse Group, or other developments;

•

our ability to maintain and improve its systems and controls for complying with sanctions in a timely manner and for the detection and prevention of money laundering to meet evolving regulatory requirements and expectations, in particular in current geopolitical turmoil;

•	the uncertainty arising from domestic stresses in certain major economies;

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changes in our competitive position, including whether differences in regulatory capital and other requirements among the major financial centers adversely affect our ability to compete in certain lines of business;

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changes in the standards of conduct applicable to our businesses that may result from new regulations or new enforcement of existing standards, including measures to impose new and enhanced duties when interacting with customers and in the execution and handling of customer transactions;

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the liability to which we may be exposed, or possible constraints or sanctions that regulatory authorities might impose on us, due to litigation, contractual claims and regulatory investigations, including the potential for disqualification from certain businesses, potentially large fines or monetary penalties, or the loss of licenses or privileges as a result of regulatory or other governmental sanctions, as well as the effect that litigation, regulatory and similar matters have on the operational risk component of our RWA, including as a result of UBS Group AG’s acquisition of the Credit Suisse Group, as well as the amount of capital available for return to shareholders;

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the effects on our business, in particular cross-border banking, of sanctions, tax or regulatory developments and of possible changes in our policies and practices; our ability to retain and attract the employees necessary to generate revenues and to manage, support and control its businesses, which may be affected by competitive factors;

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changes in accounting or tax standards or policies, and determinations or interpretations affecting the recognition of gain or loss, the valuation of goodwill, the recognition of deferred tax assets and other matters;

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our ability to implement new technologies and business methods, including digital services and technologies, and ability to successfully compete with both existing and new financial service providers, some of which may not be regulated to the same extent;

•	limitations on the effectiveness of our internal processes for risk management, risk control, measurement and modeling, and of financial models generally;

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the occurrence of operational failures, such as fraud, misconduct, unauthorized trading, financial crime, cyberattacks, data leakage and systems failures, the risk of which is increased with cyberattack threats from both nation states and non-nation-state actors targeting financial institutions;

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restrictions on the ability of UBS Group AG and UBS AG to make payments or distributions, including due to restrictions on the ability of its subsidiaries to make loans or distributions, directly or indirectly, or, in the case of financial difficulties, due to the exercise by the Swiss Financial Market Supervisory Authority FINMA or the regulators of our operations in other countries of their broad statutory powers in relation to protective measures, restructuring and liquidation proceedings;

•	the degree to which changes in regulation, capital or legal structure, financial results or other factors may affect our ability to maintain its stated capital return objective;

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uncertainty over the scope of actions that may be required by UBS, governments and others for us to achieve goals relating to climate, environmental and social matters, as well as the evolving nature of underlying science and industry and the possibility of conflict between different governmental standards and regulatory regimes;

•	the ability of UBS to access capital markets;

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the ability of UBS to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, conflict (e.g., the Russia–Ukraine war), pandemic, security breach, cyberattack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 (coronavirus) pandemic;

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the level of success in the absorption of Credit Suisse, in the integration of the two groups and their businesses, and in the execution of the planned strategy regarding cost reduction and divestment of any non-core assets, the existing assets and liabilities of Credit Suisse, the level of resulting impairments and write-downs, the effect of the consummation of the integration on the operational results, share price and credit rating of UBS – delays, difficulties, or failure in closing of the transaction may cause market disruption and challenges for UBS to maintain business, contractual and operational relationships; and

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the effect that these or other factors or unanticipated events, including media reports and speculations, may have on our reputation and the additional consequences that this may have on our business and performance.

The sequence in which the factors above are presented is not indicative of their likelihood of occurrence or the potential magnitude of their consequences. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained or incorporated by reference herein. Except as required by law, we assume no obligation to update or revise the information contained or incorporated by reference herein, which speaks only as of the date hereof.

Our business and financial performance could be affected by other factors identified in our past and future filings and reports, including those filed with the SEC. For additional information about factors that could cause our results to differ materially from those described in the forward-looking statements, please read and consider the risk factors set out under “Risk Factors” in Part I, Item 3D of the UBS 2023 20-F, and “Risk Factors” in Part I, Item 3D of the CS AG 2023 20-F filed on UBS AG’s Form 6-K, dated March 28, 2024, which are incorporated in this prospectus by reference, as well as in the reports that UBS AG has filed with the SEC described in the section of this prospectus entitled “Where You Can Find More Information.”

USE OF PROCEEDS

Unless we tell you otherwise in a prospectus supplement, we intend to use the proceeds from the sale of the debt securities to provide additional funds for our operations and for general corporate purposes outside of Switzerland. We will receive the net proceeds from sales of the debt securities made in connection with their original issuance and in connection with any market-making resales that UBS AG itself undertakes. We do not expect to receive any proceeds from resales of the debt securities by UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not to pay the proceeds to us.

UBS AG

Overview

UBS AG with its subsidiaries provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. UBS AG Group operates through five business divisions: Global Wealth Management, Personal & Corporate Banking, Asset Management, the Investment Bank and Non-core and Legacy. Group functions are support and control functions that provide services to the UBS AG Group.

On December 31, 2023, UBS AG’s consolidated CET1 capital ratio was 13.2%, the CET1 leverage ratio was 4.0%, and the total loss-absorbing capacity ratio was 33.3%. On the same date, invested assets stood at USD 4,505 billion and equity attributable to UBS AG shareholders was USD 55,234 million. On the same date, UBS AG Group employed 47,590 people (full-time equivalents).

Business Overview

UBS AG businesses are organized globally into five business divisions: Global Wealth Management, Personal & Corporate Banking, Asset Management, the Investment Bank, and Non-core and Legacy. Group Functions are support and control functions that provide services to the Group. Each of the business divisions and Group Functions are described below. A description of their businesses, organizational structures, products and services and targeted markets can be found under “Our businesses” in the “Our business model and environment” section of the UBS AG 2023 20-F.

Global Wealth Management

Global Wealth Management provides financial services, advice and solutions to private wealth clients. Its offering ranges from investment management to estate planning and corporate finance advice, in addition to specific wealth management and banking products and services.

Personal & Corporate Banking

Personal & Corporate Banking serves its private, corporate, and institutional clients’ needs, from banking to retirement, financing, investments and strategic transactions, in Switzerland, through its branch network and digital channels.

Asset Management

Asset Management is a global, large-scale and diversified asset manager. It offers investment capabilities and styles across all major traditional and alternative asset classes, as well as advisory support to institutions, wholesale intermediaries and wealth management clients.

Investment Bank

The Investment Bank provides a range of services to institutional, corporate and wealth management clients globally, to help them raise capital, grow their businesses, invest and manage risks. Its offering includes research, advisory services, facilitating clients raising debt and equity from the public and private markets and capital markets, cash and derivatives trading across equities and fixed income, and financing.

Non-core and Legacy

Non-core and Legacy includes positions and businesses not aligned with our strategy and policies previously reported in Group Functions and smaller amounts of assets and liabilities of UBS AG’s business divisions that have been assessed as not strategic in light of the acquisition of the Credit Suisse Group.

Group Functions

Group Functions are support and control functions that provide services to the Group. Virtually all costs incurred by the support and control functions are allocated to the business divisions, leaving a residual amount that UBS AG refers to as Group Items in its segment reporting. Group Functions is made up of the following major areas: Group Services (which consists of the Group Operations and Technology Office, Corporate Services, Compliance, Regulatory & Governance, Finance, Risk Control, Human Resources, Communications & Branding, Legal, the Group Integration Office, Group Sustainability and Impact, and Chief Strategy Office) and Group Treasury.

Corporate Information

The legal and commercial name of the company is UBS AG. The company was incorporated under the name SBC AG on February 28, 1978, for an unlimited duration and entered in the Commercial Register of Canton Basel-City on that day. The company in its present form was created on June 29, 1998, by the merger of Union Bank of Switzerland (founded 1862) and Swiss Bank Corporation (founded 1872). UBS AG is entered in the Commercial Registers of Canton Zurich and Canton Basel-City. The registration number is CHE-101.329.561.

UBS AG is incorporated and domiciled in Switzerland and operates under the Swiss Code of Obligations as an Aktiengesellschaft, a corporation limited by shares. UBS AG’s Legal Entity Identifier (LEI) code is BFM8T61CT2L1QCEMIK50.

According to article 2 of the articles of association of UBS AG dated April 4, 2023, the purpose of UBS AG is the operation of a bank. Its scope of operations extends to all types of banking, financial, advisory, trading and service activities in Switzerland and abroad. UBS AG may establish branches and representative offices as well as banks, finance companies and other enterprises of any kind in Switzerland and abroad, hold equity interests in these companies, and conduct their management. UBS AG is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad. UBS AG may borrow and invest money on the capital markets. UBS AG is part of the group of companies controlled by the group parent company UBS Group AG. It may promote the interests of the group parent company or other group companies. It may provide loans, guarantees and other kinds of financing and security for group companies.

The addresses and telephone numbers of UBS AG’s two registered offices and principal executive offices are: Bahnhofstrasse 45, 8001 Zurich, Switzerland, telephone +41 44 234 1111; and Aeschenvorstadt 1, 4051 Basel, Switzerland, telephone +41 61 288 5050.

Swiss Regulatory Powers

If UBS AG experiences financial difficulties, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”) has the power to open restructuring or liquidation proceedings or impose protective measures in relation to UBS AG, which proceedings or measures may have a material adverse effect on UBS AG’s shareholders and creditors.

Under the Swiss Federal Banking Act of November 8, 1934 (as amended, the “Swiss Banking Act”), FINMA is able to exercise broad statutory powers with respect to Swiss banks and Swiss parent companies of financial groups, such as UBS Group AG, UBS AG, UBS Switzerland AG and Credit Suisse (Schweiz) AG, if there is justified concern that the entity is over-indebted, has serious liquidity problems or, after the expiration of any relevant deadline, no longer fulfills capital adequacy requirements. Such powers include ordering protective measures, instituting restructuring proceedings (and exercising any Swiss resolution powers in connection therewith), and instituting liquidation proceedings, all of which may have a material adverse effect on shareholders and creditors or may prevent UBS Group AG, UBS AG, UBS Switzerland AG or Credit Suisse (Schweiz) AG from paying dividends or making payments on debt obligations.

UBS would have limited ability to challenge any such protective measures, and creditors and shareholders would also have limited ability under Swiss law or in Swiss courts to reject them, seek their suspension, or challenge their imposition, including measures that require or result in the deferment of payments.

If restructuring proceedings are opened with respect to UBS Group AG, UBS AG, UBS Switzerland AG or Credit Suisse (Schweiz) AG, the resolution powers that FINMA may exercise include the power to: (i) transfer all or some of the assets, debt and other liabilities, and contracts of the entity subject to proceedings to another entity; (ii) stay for a maximum of two business days (a) the termination of, or the exercise of rights to terminate, netting rights, (b) rights to enforce or dispose of certain types of collateral or (c) rights to transfer claims, liabilities or certain collateral, under contracts to which the entity subject to proceedings is a party; and/or (iii) partially or fully write down the equity capital and regulatory capital instruments and, if such regulatory capital is fully written down, write down or convert into equity the other debt instruments of the entity subject to proceedings. Shareholders and creditors would have no right to reject, or to seek the suspension of, any restructuring plan pursuant to which such resolution powers are exercised. They would have only limited rights to challenge any decision to exercise resolution powers or to have that decision reviewed by a judicial or administrative process or otherwise.

Upon full or partial write-down of the equity and regulatory capital instruments of the entity subject to restructuring proceedings, the relevant shareholders and creditors would receive no payment in respect of the equity and debt that is written down, the write-down would be permanent, and the investors would likely not, at such time or at any time thereafter, receive any shares or other participation rights, or be entitled to any write-up or any other compensation in the event of a potential subsequent recovery of the debtor. If FINMA orders the conversion of debt of the entity subject to restructuring proceedings into equity, the securities received by the investors may be worth significantly less than the original debt and may have a significantly different risk profile. In addition, creditors receiving equity would be effectively subordinated to all creditors of the restructured entity in the event of a subsequent winding up, liquidation or dissolution of the restructured entity, which would increase the risk that investors would lose all or some of their investment.

FINMA has significant discretion in the exercise of its powers in connection with restructuring proceedings. Furthermore, certain categories of debt obligations, such as certain types of deposits, are subject to preferential treatment. As a result, holders of obligations of an entity subject to a Swiss restructuring proceeding may have their obligations written down or converted into equity even though obligations ranking on par with such obligations are not written down or converted.

For a description of the regulation and supervision of UBS AG more generally, please see the UBS AG 2023 20-F and the other documents incorporated by reference into this prospectus.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that may be offered by UBS AG, directly or through one of its branches pursuant to this prospectus (referred to in this section as the “issuer”). The specific terms of the offered debt securities, and the extent to which the general terms described in this section apply to debt securities, will be described in the related prospectus supplement at the time of the offer.

General

As used in this prospectus, “debt securities” means the senior debentures, notes, bonds and other evidences of indebtedness that the issuer issues and, in each case, the trustee authenticates and delivers under the Senior Indenture (as defined below).

UBS AG may issue debt securities directly or through one of its branches. Any convertible or exchangeable debt securities issued by UBS AG will not be convertible or exchangeable into or for shares of UBS AG. Debt securities will be issued in one or more series under the Senior Indenture dated as of March 29, 2007 (as supplemented, the “Senior Indenture”) between UBS AG (as successor to CS AG) and The Bank of New York Mellon, formerly known as The Bank of New York, as trustee (the “trustee”), as supplemented by (i) the First Supplemental Indenture dated as of May 6, 2008 (the “First Supplemental Indenture”), between CS AG and the trustee, (ii) the Second Supplemental Indenture dated as of March 25, 2009 (the “Second Supplemental Indenture”), between CS AG and the trustee, (iii) the Third Supplemental Indenture dated as of September 9, 2020 (the “Third Supplemental Indenture”), between CS AG and the trustee, and (iv) the Fourth Supplemental Indenture to be entered into (the “Fourth Supplemental Indenture”) among CS AG, UBS AG and the trustee. The Senior Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (the “Trust Indenture Act”). Pursuant to the Fourth Supplemental Indenture and by operation of Swiss law, effective upon completion of the Merger, UBS AG will expressly assume all of CS AG’s obligations, and will succeed to all of CS AG’s rights, under the Senior Indenture and all outstanding and future debt securities issued thereunder. This section of the prospectus briefly outlines the provisions of the Senior Indenture. The terms of the Senior Indenture include both those stated in the Senior Indentures and those made part of the Senior Indenture by the Trust Indenture Act. The Senior Indenture dated as of March 29, 2007, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, and the Fourth Supplemental Indenture have been (or will be) filed with the SEC and are incorporated by reference in the registration statement of which this prospectus forms a part.

There are various regulatory requirements applicable to some of UBS AG’s subsidiaries that limit their ability to pay dividends and make loans and advances to UBS AG.

The Senior Indenture does not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in the creditworthiness of the issuer in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities, including a change in control of the issuer.

Issuances in Series

The Senior Indenture does not limit the amount of debt that may be issued. The debt securities may be issued in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, any series may be reopened for issuances of additional debt securities of that series. The debt securities will not be secured by any property or assets of the issuer.

The terms of any authorized series of debt securities will be described in a prospectus supplement. These terms may include:

•	the issue date;

•	the total principal amount of the debt securities;

•

the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes. If original issue discount debt securities are issued (securities that are issued at a discount equal to or greater than a statutory de minimis amount, generally because they pay no interest or pay interest that is below market rates at the time of issuance, or otherwise do not pay all their interest in cash at least annually), the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities will be described (to the extent not already described herein);

•

the date or dates on which principal will be payable, whether the debt securities will be payable on demand by the holders on any date, and whether we can extend the maturity date of the debt securities;

•

the manner in which payments of principal, premium or interest will be calculated and whether any rate will be fixed or based on an index or formula or the value of one or more securities, commodities, currencies or other assets, including but not limited to:

•

whether the debt security bears a fixed rate of interest or bears a floating rate of interest, including whether the debt security is a regular floating rate note, a floating rate/fixed rate note or an inverse floating rate note (each as described below);

•	if the debt security is an indexed note (as defined below) the terms relating to the particular series of debt securities;

•	if the debt security is an amortizing note (as defined below), the amortization schedule and any other terms relating to the particular series of debt securities;

•	the interest payment dates;

•	whether any sinking fund is required;

•	optional or mandatory redemption terms;

•	authorized denominations, if other than $2,000 and integral multiples of $1,000 in excess thereof;

•

the terms on which holders of the debt securities issued by UBS AG may or are required to exercise, convert or exchange these debt securities into or for securities of one or more other entities other than UBS AG and any specific terms relating to the exercise, conversion or exchange feature. If such debt securities are issued, the special U.S. federal income tax and other considerations of a purchase of such debt securities will be described;

•	whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of holders;

•	information describing any book-entry features;

•

whether and under what circumstances additional amounts will be paid on any debt securities as a result of withholding taxes and whether the debt securities can be redeemed if additional amounts must be paid;

•	selling restrictions applicable to any series of debt securities, if any;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for any series; and

•	any other terms consistent with the above.

The prospectus supplement relating to any series of debt securities may also include, if applicable, a discussion of certain U.S. federal income tax considerations and considerations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Interest and Interest Rates

Unless otherwise provided in the applicable prospectus supplement, each series of debt securities that bears interest will bear interest from its date of issue or from the most recent date to which interest on that series of debt securities has been paid or duly provided for, at the fixed or floating rate specified in the series of debt securities, until the principal amount has been paid or made available for payment. Interest will be payable on each interest payment date (except for certain original issue discount notes (as defined below) and except for a series of debt securities issued between a regular record date and an interest payment date) and at maturity or on redemption or repayment, if any. Unless otherwise provided in the applicable prospectus supplement, in the event that the maturity date of any series of debt securities is not a business day, principal and interest payable at maturity will be paid on the next succeeding business day with the same effect as if that following business day were the date on which the payment were due, except that the issuer will not pay any additional interest as a result of the delay in payment except as otherwise provided under “—Payment of Additional Amounts.” Unless otherwise indicated in the applicable prospectus supplement, interest payments in respect of a series of debt securities will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid with respect to the applicable series of debt securities) to but excluding the related interest payment date, maturity date or redemption or repayment date, if any, as the case may be.

Interest will be payable to the person in whose name a debt security is registered at the close of business on the regular record date next preceding the related interest payment date, except that:

•

if the issuer fails to pay the interest due on an interest payment date, the defaulted interest will be paid to the person in whose name the debt security is registered at the close of business on the record date the issuer will establish for the payment of defaulted interest; and

•	interest payable at maturity, redemption or repayment will be payable to the person to whom principal shall be payable.

In addition, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York or other applicable law, as such law may be modified by any applicable United States law of general application.

The first payment of interest on any series of debt securities originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on such next succeeding regular record date.

Fixed Rate Notes

Each fixed rate debt security, which we refer to as a “fixed rate note,” will bear interest at the annual rate specified in the applicable prospectus supplement. The interest payment dates for fixed rate notes will be specified in the applicable prospectus supplement and the regular record dates will be the fifteenth calendar day (whether or not a business day) prior to each interest payment date unless otherwise specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date for any payment on any fixed rate note is not a business day, payment of interest, premium, if any, or principal otherwise payable on such fixed rate note will be made on the next succeeding business day. The issuer will not pay any additional interest as a result of the delay in payment.

Floating Rate Notes

Unless otherwise specified in an applicable prospectus supplement, floating rate debt securities, which we refer to as “floating rate notes,” will be issued as described below. Each applicable prospectus supplement will specify certain terms with respect to which such floating rate note is being delivered, including:

•

whether the floating rate note is a regular floating rate note, an inverse floating rate note or a floating rate/fixed rate note (if not specified, the floating rate note will be a regular floating rate note);

•	the interest rate basis or bases;

•	initial interest rate;

•	interest reset dates;

•	interest reset period;

•	interest payment dates;

•	index maturity, if any;

•	maximum interest rate and minimum interest rate, if any; and

•	the spread and/or spread multiplier, if any.

Unless otherwise specified in the applicable prospectus supplement, each regular record date for a floating rate note will be the fifteenth calendar day (whether or not a business day) prior to each interest payment date.

The interest rate borne by the floating rate notes will be determined as follows:

•

Unless a floating rate note is a floating rate/fixed rate note or an inverse floating rate note, the floating rate note will be a regular floating rate note and, except as described below or in an applicable prospectus supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any.

Unless otherwise specified in the applicable prospectus supplement, commencing on the initial interest reset date, the rate at which interest on such regular floating rate note will be payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

If a floating rate note is a floating rate/fixed rate note, then, except as described below or in an applicable prospectus supplement, the floating rate/fixed rate note will initially bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any.

Commencing on the initial interest reset date, the rate at which interest on the floating rate/fixed rate note will be payable shall be reset as of each interest reset date, except that:

•	the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate; and

•	the interest rate in effect commencing on, and including, the fixed rate commencement date (as specified in the applicable prospectus supplement) to the maturity date will be the fixed interest rate specified in the applicable prospectus supplement, or if no fixed interest rate is so specified and the floating rate/fixed rate note is still outstanding on the fixed rate commencement date, the interest rate in effect on the floating rate/fixed rate note on the day immediately preceding the fixed rate commencement date.

If a floating rate note is an inverse floating rate note, then, except as described below or in an applicable prospectus supplement, the inverse floating rate note will bear interest equal to the fixed interest rate specified in the applicable prospectus supplement:

•	minus the rate determined by reference to the interest rate basis or bases;

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any.

Unless otherwise specified in the applicable prospectus supplement, the interest rate on an inverse floating rate note will not be less than zero. Commencing on the initial interest reset date, the rate at which interest on such inverse floating rate note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

Unless otherwise provided in the applicable prospectus supplement, each interest rate basis will be the rate determined in accordance with the applicable provisions below. Except as set forth above or in the applicable prospectus supplement, the interest rate in effect on each day will be:

•

if such day is an interest reset date, the interest rate as determined on the interest determination date (as defined below) immediately preceding such interest reset date (or, in the case of SOFR notes (as defined below), on the interest determination date immediately preceding the last day of the relevant interest reset period); or

•

if such day is not an interest reset date, the interest rate determined on the interest determination date immediately preceding the next preceding interest reset date (or, in the case of SOFR notes, on the interest determination date immediately preceding the last day of the relevant interest reset period).

Except for the fixed rate period described above for floating rate/fixed rate notes, interest on floating rate notes will be determined by reference to an interest rate basis, which may be one or more of:

•	the Commercial Paper rate;

•	the Federal Funds rate/Federal Funds open rate;

•	the Prime rate;

•	SOFR (as defined below);

•	the Treasury rate; or

•	any other interest rate basis or interest rate formula described in the applicable prospectus supplement.

The “spread” is the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to a floating rate note. The “spread multiplier” is the percentage of the related interest rate basis or bases applicable to a floating rate note by which such interest rate basis or bases will be multiplied to determine the applicable interest rate on such floating rate note.

Each applicable prospectus supplement will specify whether the rate of interest on the related floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or such other specified frequency and the dates on which such interest rate will be reset. Unless otherwise specified in the applicable prospectus supplement, the interest reset date will be, in the case of floating rate notes which reset:

•	daily, each business day;

•

weekly, a business day that occurs in each week as specified in the applicable prospectus supplement (with the exception of weekly reset Treasury rate notes, which will reset the Tuesday of each week except as specified below);

•	monthly, a business day that occurs in each month as specified in the applicable prospectus supplement;

•	quarterly, a business day that occurs in each third month as specified in the applicable prospectus supplement;

•	semi-annually, a business day that occurs in each of two months of each year as specified in the applicable prospectus supplement; and

•	annually, a business day that occurs in one month of each year as specified in the applicable prospectus supplement.

If any interest reset date for any floating rate note would otherwise be a day that is not a business day, that interest reset date will be postponed to the next succeeding day that is a business day, except that in the case of SOFR notes, if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

The term “business day” means, unless otherwise specified in the applicable prospectus supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and any other place of payment with respect to the applicable series of debt securities and with respect to SOFR notes, “business day” will further exclude a day that is not a U.S. Government Securities Business Day (as defined below).

Except as provided below or in an applicable prospectus supplement, interest will be payable on the maturity date and in the case of floating rate notes which reset:

•	daily, weekly or monthly, on a business day that occurs in each month as specified in the applicable prospectus supplement;

•	quarterly, on a business day that occurs in each third month as specified in the applicable prospectus supplement;

•	semi-annually, on a business day that occurs in each of two months of each year as specified in the applicable prospectus supplement; and

•	annually, on a business day that occurs in one month of each year as specified in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, if any interest payment date for any floating rate note (other than the maturity date, but including any redemption date or repayment date) would otherwise be a day that is not a business day, that interest payment date or redemption date or repayment date will be the next succeeding day that is a business day and interest shall accrue to, and be payable on, such following business day, except that if a floating rate note is a SOFR note and if the next business day falls in the next succeeding calendar month, the interest payment date or redemption date or repayment date will be the immediately preceding business day and interest shall accrue to, and be payable on, such preceding business day. If the maturity date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, and we will not pay any additional interest for the period from and after the maturity date.

All percentages resulting from any calculation on floating rate notes will be to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day from and including the later of (a) the date of issue and (b) the last day to which interest has been paid or duly provided for to but excluding the last date for which accrued interest is being calculated. Unless otherwise specified in the applicable prospectus supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of floating rate notes for which the interest rate basis is the Commercial Paper rate, the Federal Funds rate, the Federal Funds open rate, the Prime rate or SOFR, or by the actual number of days in the year in the case of floating rate notes for which the interest rate basis is the Treasury rate. The accrued interest factor for floating rate notes for which the interest rate may be calculated by reference to two or more interest rate bases will be calculated in each period by selecting one such interest rate basis for such period in accordance with the provisions of the applicable prospectus supplement.

The interest rate applicable to each interest reset period commencing on the interest reset date with respect to that interest reset period will be the rate determined as of the interest determination date. Unless otherwise specified in the applicable prospectus supplement, the interest determination date with respect to the Commercial Paper rate, the Federal Funds rate, the Federal Funds open rate and the Prime rate will be the second business day preceding each interest reset date for the related floating rate note. With respect to SOFR, unless otherwise specified in the applicable prospectus supplement, the interest determination date in respect of any interest reset period will be the second U.S. Government Securities Business Day prior to the interest payment date on which that interest reset period ends; provided, however, in the case of any interest reset period during which any SOFR notes become due and payable on a date other than an interest payment date, in respect of such SOFR notes that become due and payable only, the interest determination date for such interest reset period will be the second U.S. Government Securities Business Day prior to such date on which such SOFR notes become due and payable. With respect to the Treasury rate, unless otherwise specified in an applicable prospectus supplement, the interest determination date will be the day in the week in which the related interest reset date falls on which day Treasury bills (as defined below) are normally auctioned in accordance with the schedule set out by the U.S. Treasury; provided, however, that if an auction is held on the Friday on the week preceding the related interest reset date, the related interest determination date will be such preceding Friday; and provided, further, that if an auction falls on any interest reset date then the related interest reset date will instead be the first business day following such auction. Unless otherwise specified in the applicable prospectus supplement, the interest determination date pertaining to a floating rate note, the interest rate of which is determined with reference to two or more interest rate bases, will be the latest business day which is at least two business days prior to each interest reset date for such floating rate note. Each interest rate basis will be determined and compared on such date, and the applicable interest rate will take effect on the related interest reset date, as specified in the applicable prospectus supplement.

Unless otherwise provided for in the applicable prospectus supplement, The Bank of New York Mellon, formerly known as The Bank of New York, will be the calculation agent and for each interest reset date will determine the interest rate with respect to any floating rate note as described below. The calculation agent will notify the issuer, the paying agent and the trustee of each determination of the interest rate applicable to a floating rate note promptly after such determination is made. The calculation agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect (in the case of SOFR notes, if determined) and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent interest determination date relating to such floating rate note. Unless otherwise specified in the applicable prospectus supplement, the “calculation date,” where applicable, pertaining to any interest determination date will be the earlier of (a) the tenth calendar day after that interest determination date or, if such day is not a business day, the next succeeding business day or (b) the business day preceding the applicable interest payment date or maturity date, as the case may be.

Unless otherwise specified in the applicable prospectus supplement, the calculation agent will determine the interest rate basis with respect to floating rate notes as follows:

Commercial Paper Rate Notes. Commercial Paper rate debt securities, which we refer to as “Commercial Paper rate notes,” will bear interest at the interest rate (calculated by reference to the Commercial Paper rate and the spread and/or spread multiplier, if any) specified in the Commercial Paper rate notes and in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, “Commercial Paper rate” means, with respect to any interest determination date relating to a Commercial Paper rate note, the money market yield (as defined below) of the rate on that date for commercial paper having the index maturity designated in the applicable prospectus supplement, as published in H.15(519), under the heading “Commercial Paper - Non-financial.” In the event that the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, then the Commercial Paper rate will be the money market yield of the rate on the interest determination date for commercial paper of the specified index maturity as published in H.15 daily update under the heading “Commercial Paper - Non-financial” (with an index maturity of one month, two months or three months being deemed to be equivalent to an index maturity of 30 days, 60 days or 90 days, respectively). If by 3:00 p.m., New York City time, on that calculation date, the rate is not yet available in either H.15(519) or H.15 daily update, the calculation agent will calculate the Commercial Paper rate on that interest determination date, which will be the money market yield corresponding to the arithmetic mean of the offered rates as of approximately 11:00 a.m., New York City time, on that interest determination date for commercial paper of the specified index maturity placed for a non-financial issuer whose bond rating is “AA” or the equivalent, from a nationally recognized rating agency as quoted by three leading dealers of commercial paper in The City of New York selected and identified by us or the calculation agent (after consultation with us), as applicable; provided, however, that if the dealers selected as aforesaid by us or the calculation agent, as applicable, are not quoting offered rates as set forth above, the Commercial Paper rate with respect to such interest determination date will be the same as the Commercial Paper rate for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

“Money market yield” will be a yield (expressed as a percentage) calculated in accordance with the following formula:

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the period for which interest is being calculated.

Federal Funds Rate Notes/Federal Funds Open Rate Notes. Federal Funds rate debt securities, which we refer to as “Federal Funds rate notes,” will bear interest at the interest rate (calculated by reference to the Federal Funds rate and the spread and/or spread multiplier, if any) specified in the Federal Funds rate notes and in the applicable prospectus supplement. Federal Funds open rate debt securities, which we refer to as Federal Funds open rate notes, will bear interest at the interest rate (calculated by reference to the Federal Funds open rate and the spread and/or spread multiplier, if any) specified in the Federal Funds open rate notes and in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the “Federal Funds rate” means, with respect to any interest determination date relating to a Federal Funds rate note, the rate applicable to such date for

Federal Funds opposite the caption “Federal funds (effective),” as displayed on Reuters on page 118 (or any page which may replace such page on such service) under the heading “EFFECT” on the business day immediately following such interest determination date. If such rate is not so published by 3:00 p.m., New York City time, on the business day immediately following such interest determination date, the Federal Funds rate will be the rate applicable to such interest determination date as published in H.15 daily update (or such other recognized electronic source used for the purpose of displaying such rate) under the heading “Federal Funds (effective).” If that rate is not published in H.15 daily update (or such other recognized electronic source used for the purpose of displaying such rate) by 4:15 p.m., New York City time, on the business day immediately following such interest determination date, the calculation agent will calculate the Federal Funds rate applicable to such interest determination date, which will be the arithmetic mean of the rates for the last transaction in overnight United States dollar Federal Funds as of 9:00 a.m., New York City time, on such interest determination date arranged by three leading brokers (which may include any underwriters, agents or their affiliates) of Federal Funds transactions in The City of New York selected and identified by us or the calculation agent (after consultation with us), as applicable; provided, however, that if the brokers selected as aforesaid by us or the calculation agent, as applicable, are not quoting as set forth above, the Federal Funds rate applicable to such interest determination date will be the same as the Federal Funds rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

Unless otherwise specified in the applicable prospectus supplement, the “Federal Funds open rate” means, with respect to any interest determination date relating to a Federal Funds open rate note, the rate for such day for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as published under the heading “Federal Funds” opposite the caption “Open” as such rate is displayed on Reuters (or any successor service) on page 5 (or any page which may replace such page on such service) (“Reuters Page 5”). In the event that on any interest determination date no reported rate appears on Reuters Page 5 by 3:00 p.m., New York City time, the rate for the interest determination date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or any successor) on Bloomberg. In the event that on any interest determination date no reported rate appears on Reuters Page 5 or the FFPREBON Index page on Bloomberg or another recognized electronic source by 3 p.m., New York City time, the interest rate applicable to the next interest reset period will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar Federal Funds prior to 9:00 a.m., New York City time, on such interest determination date arranged by three leading brokers (which may include any underwriters, agents or their affiliates) of Federal Funds transactions in New York City selected and identified by us or the calculation agent (after consultation with us), as applicable; provided, however, that if the brokers selected by us or the calculation agent, as applicable, are not quoting as set forth above, the Federal Funds open rate with respect to such interest determination date will be the same as the Federal Funds open rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate). Notwithstanding the foregoing, the Federal Funds open rate in effect for any day that is not a business day shall be the Federal Funds open rate in effect for the prior business day.

Prime Rate Notes. Prime rate debt securities, which we refer to as “Prime rate notes,” will bear interest at the interest rate (calculated by reference to the Prime rate and the spread and/or spread multiplier, if any) specified in the Prime rate notes and in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, “Prime rate” means, with respect to any interest determination date, the rate set forth in H.15(519) for that date opposite the caption “Bank Prime Loan” or, if not published by 3:00 p.m., New York City time, on the calculation date, the rate on such interest determination date as published in H.15 daily update under the caption “Bank Prime Loan.” If that rate is not yet published by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the Prime rate for that interest determination date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as that bank’s prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that interest determination date as quoted on the Reuters Screen USPRIME1 Page on that interest determination date, or, if fewer than four of these rates appear on the Reuters Screen USPRIME1 Page for that interest determination date, the rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least two of the three major money center banks in The City of New York selected and identified by us or by the calculation agent (after consultation with us), as applicable, from which quotations are requested. If fewer than two quotations are provided, the calculation agent will calculate the Prime rate, which will be the arithmetic mean of the prime rates in The City of New York quoted by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected and identified by us or the calculation agent (after consultation with us), as applicable, to quote prime rates. “Reuters Screen USPRIME1 Page” means the display designated as the “USPRIME1” page on Reuters (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

SOFR Notes. SOFR debt securities, which we refer to as “SOFR notes,” will bear interest at the interest rate (calculated by reference to SOFR and the spread and/or spread multiplier, if any) specified in the SOFR notes and in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the interest rate for each interest reset period for a series of SOFR notes will be determined by reference to Compounded Daily SOFR, calculated in accordance with the applicable formula set forth below by the calculation agent with respect to the Observation Period relating to such interest reset period. Interest periods for the SOFR notes will begin on and include each interest payment date and end on but exclude the next succeeding interest payment date, except that the initial interest period will begin on and include the issue date and end on but exclude the first interest payment date. Each such period is an “interest reset period.” Unless otherwise specified in the applicable prospectus supplement, the “Observation Period” in respect of each interest reset period for a series of SOFR notes will be the period from, and including, the date falling two U.S. Government Securities Business Days prior to the first date in such interest reset period to, but excluding, the date falling two U.S. Government Securities Business Days prior to the interest payment date for such interest reset period; provided, however, in the case of any Observation Period during which any SOFR notes become due and payable on a date other than an interest payment date, in respect of such SOFR notes that become due and payable only, such Observation Period will end on (but exclude) the date falling two U.S. Government Securities Business Days prior to such earlier date, if any, on which such SOFR notes become due and payable.

“Compounded Daily SOFR” means, with respect to any interest reset period and the related interest determination date

(a)

if index determination is specified as being applicable in the applicable prospectus supplement, the rate determined by the calculation agent on the relevant interest determination date in accordance with the following formula:

where:

“SOFR IndexStart” means the SOFR Index in respect of the day that is two U.S. Government Securities Business Days preceding the first day of the relevant interest reset period;

“SOFR IndexEnd” means the SOFR Index in respect of the day that is two U.S. Government Securities Business Days preceding the last day of the relevant interest reset period (but which last day is by definition excluded from such interest reset period); and

“d” means the number of calendar days in the relevant Observation Period; provided, however, that, if the SOFR Index required to determine SOFR IndexStart or SOFR IndexEnd does not appear on the New York Federal Reserve’s Website at the Relevant Time on the relevant U.S. Government Securities Business Day, then “Compounded Daily SOFR” for such interest reset period and each interest reset period thereafter will mean Compounded Daily SOFR as defined in, and be determined in accordance with, clause (b) below; or

(b)

if either (i) index determination is specified as being not applicable in the applicable prospectus supplement, or (ii) this clause (b) applies to such interest reset period pursuant to the proviso in clause (a) above, the rate determined by the calculation agent on the relevant interest determination date in accordance with the following formula:

where:

“d” means the number of calendar days in the relevant Observation Period;

“do” means the number of U.S. Government Securities Business Days in the relevant Observation Period;

“i” is a series of whole numbers from one to do, each representing the relevant U.S. Government Securities Business Days in chronological order from (and including) the first U.S. Government Securities Business Day in the relevant Observation Period;

“ni” means, for any U.S. Government Securities Business Day “i” in the relevant Observation Period, the number of days from (and including) such U.S. Government Securities Business Day “i” up to (but excluding) the following U.S. Government Securities Business Day (“i+1”); and “SOFRi” means, in respect of any U.S. Government Securities Business Day “i” in the relevant Observation Period, the SOFR Reference Rate in respect of such U.S. Government Securities Business Day “i”.

For purposes of clause (a) above, “SOFR Index” means, in respect of any U.S. Government Securities Business Day, the value of the SOFR Index published for such U.S. Government Securities Business Day as such value appears on the New York Federal Reserve’s Website at the Relevant Time on such U.S. Government Securities Business Day. For purposes of clause (b) above, “SOFR Reference Rate” means, in respect of any U.S. Government Securities Business Day,

(1)

a rate equal to SOFR for such U.S. Government Securities Business Day appearing on the New York Federal Reserve’s Website on or about the Relevant Time on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; or

(2)

if SOFR in respect of such U.S. Government Securities Business Day does not appear as specified in clause (1) above, unless we or the Benchmark Replacement Agent, if any, determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR on or prior to the Relevant Time on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day, SOFR in respect of the last U.S. Government Securities Business Day for which such rate was published on the New York Federal Reserve’s Website; or

(3)

if SOFR in respect of such U.S. Government Securities Business Day does not appear as specified in clause (1) above and we or the Benchmark Replacement Agent, if any, determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark on or prior to the Relevant Time on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day (or, if the then-current Benchmark is not SOFR, on or prior to the Relevant Time on the Alternative Relevant Date), then (subject to the subsequent operation of this clause (3)) from (and including) the U.S. Government

Securities Business Day immediately following such U.S. Government Securities Business Day (or the Alternative Relevant Date, as applicable) (the “Affected Day”), “SOFR Reference Rate” shall mean, in respect of such U.S. Government Securities Business Day and each U.S. Government Securities Business Day thereafter, the applicable Benchmark Replacement for such U.S. Government Securities Business Day appearing on, or obtained from, the Alternative Relevant Source at the Alternative Relevant Time on the Alternative Relevant Date, in each case, as determined by the calculation agent.

If the Benchmark Replacement is at any time required to be used pursuant to clause (3) of the definition of SOFR Reference Rate, then we or the Benchmark Replacement Agent, if any, will determine the Benchmark Replacement with respect to the then-current Benchmark in accordance with the definition thereof. If we have or the Benchmark Replacement Agent has, as applicable, determined the Benchmark Replacement, then:

(a)

we or the Benchmark Replacement Agent, as applicable, shall also determine the method for determining the rate described in clause (a) of paragraph (1), (2) or (3) of the definition of “Benchmark Replacement,” as applicable (including (i) the page, section or other part of a particular information service on or source from which such rate appears or is obtained (the “Alternative Relevant Source”), (ii) the time at which such rate appears on, or is obtained from, the Alternative Relevant Source (the “Alternative Relevant Time”), (iii) the day on which such rate will appear on, or is obtained from, the Alternative Relevant Source in respect of each U.S. Government Securities Business Day (the “Alternative Relevant Date”), and (iv) any alternative method for determining such rate if it is unavailable at the Alternative Relevant Time on the applicable Alternative Relevant Date), which method shall be consistent with industry-accepted practices for such rate, if any;

(b)	from (and including) the Affected Day, references to the Relevant Time shall be deemed to be references to the Alternative Relevant Time;

(c)

if we or the Benchmark Replacement Agent, as applicable, determines that (i) changes to the definitions of business day, Compounded Daily SOFR, day count fraction, interest determination date, interest payment date, interest reset period, Observation Period, SOFR Reference Rate or U.S. Government Securities Business Day and/or (ii) any other technical changes to any other provision of the SOFR notes described in this prospectus or in the applicable prospectus supplement are necessary in order to implement the Benchmark Replacement (including any alternative method described in subclause (iv) of paragraph (a) above) as the Benchmark in a manner substantially consistent with market practices (or, if we or the Benchmark Replacement Agent, as the case may be, decides that adoption of any portion of such market practice is not administratively feasible or if we or the Benchmark Replacement Agent, as the case may be, determines that no market practice for use of the Benchmark Replacement exists, in such other manner as we or the Benchmark Replacement Agent, as the case may be, determines is reasonably necessary), such definitions or other provisions will be amended to reflect such changes, which amendments shall become effective without consent or approval of the holders of the SOFR notes or any other party; and

(d)

we will give notice or will procure that notice is given as soon as practicable to the calculation agent, trustee and the holders of the SOFR notes, specifying the Benchmark Replacement, as well as the details described in paragraph (a) above and the amendments implemented as contemplated in paragraph (c) above.

For purposes of the definition of Compounded Daily SOFR:

“Benchmark” means SOFR, provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR or such other then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means, with respect to the then-current Benchmark, the first alternative set forth in the order presented below that can be determined by us or the Benchmark Replacement Agent, if any, as of the Benchmark Replacement Date with respect to the then-current Benchmark:

(1)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by us or the Benchmark Replacement Agent, if any, as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, provided that, (i) if we or the Benchmark Replacement Agent, as the case may be, determine that there is an industry-accepted replacement rate of interest for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, we or it, as the case may be, shall select such industry-accepted rate, and (ii) otherwise, we or the Benchmark Replacement Agent, as the case may be, shall select such rate of interest that it has determined is most comparable to the then-current Benchmark, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any Benchmark Replacement, the first alternative set forth in the order below that can be determined by us or the Benchmark Replacement Agent, if any, as of the Benchmark Replacement Date with respect to the then-current Benchmark:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, which may be a positive or negative value or zero, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment;

(3)

the spread adjustment, which may be a positive or negative value or zero, that has been selected by us or the Benchmark Replacement Agent, if any, to be applied to the applicable Unadjusted Benchmark Replacement in order to reduce or eliminate, to the extent reasonably practicable under the circumstances, any economic prejudice or benefit (as applicable) to holders of the SOFR notes as a result of the replacement of the then-current Benchmark with such Unadjusted Benchmark Replacement for purposes of determining the SOFR Reference Rate, which spread adjustment shall be consistent with any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, applied to such Unadjusted Benchmark Replacement where it has replaced the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time.

For purposes of this definition, “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Benchmark Replacement Agent” means any affiliate of us or such other person that has been appointed by us to make the calculations and determinations to be made by the Benchmark Replacement Agent described in this prospectus, so long as such affiliate or other person is a leading bank or other financial institution that is experienced in such calculations and determinations. We may elect, but are not required, to appoint a Benchmark Replacement Agent at any time. We will notify the holders of the SOFR notes of any such appointment.

“Benchmark Replacement Date” means, with respect to the then-current Benchmark, the earliest to occur of the following events with respect thereto:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Relevant Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Relevant Time for such determination.

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect thereto:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding any applicable business day convention) as the applicable tenor for the then-current Benchmark.

“ISDA Definitions” means the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc.

“ISDA Fallback Adjustment” means, with respect to any ISDA Fallback Rate, the spread adjustment, which may be a positive or negative value or zero, that would be applied to such ISDA Fallback Rate in the case of derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation event with respect to the then-current Benchmark for the applicable tenor.

“ISDA Fallback Rate” means, with respect to the then-current Benchmark, the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“New York Federal Reserve’s Website” means the website of the Federal Reserve Bank of New York, which is currently at http://www.newyorkfed.org, or any successor website of the Federal Reserve Bank of New York (or any successor administrator of the daily secured overnight financing rate or the SOFR Index, as applicable).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Time” means 3:00 p.m., New York City time.

“SOFR” means, in respect of any U.S. Government Securities Business Day, the daily secured overnight financing rate for such U.S. Government Securities Business Day as provided by the Federal Reserve Bank of New York, as the administrator of such rate (or any successor administrator of such rate).

“U.S. Government Securities Business Day” means any day, except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

If we appoint a Benchmark Replacement Agent and such Benchmark Replacement Agent is unable to determine whether a Benchmark Transition Event has occurred or, following the occurrence of a Benchmark Transition Event, has not selected the Benchmark Replacement as of the related Benchmark Replacement Date, then, in such case, we shall make such determination or select the Benchmark Replacement, as the case may be.

Any determination, decision or election that may be made by us or the Benchmark Replacement Agent pursuant to this section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event (including such determination that a Benchmark Transition Event and its related Benchmark Replacement have occurred with respect to the then-current Benchmark), circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent willful misconduct, bad faith and manifest error; and

•	will be made in the sole discretion of us or the Benchmark Replacement Agent, as the case may be, acting in good faith and in a commercially reasonable manner.

Treasury Rate Notes. Treasury rate debt securities, which we refer to as “Treasury rate notes,” will bear interest at the interest rate (calculated by reference to the Treasury rate and the spread and/or spread multiplier, if any) specified in the Treasury rate notes and in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the “Treasury rate” means, with respect to any interest determination date relating to a Treasury rate note, the rate from the auction held on such interest determination date, which we refer to as the “auction,” of direct obligations of the United States, which we refer to as “Treasury bills,” having the index maturity designated in the applicable prospectus supplement under the caption “INVESTMENT RATE” on the display on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the bond equivalent yield (as defined below) of the rate for such Treasury bills as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High” or, if not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of such Treasury bills as announced by the U.S. Department of the Treasury. In the event that the auction rate of Treasury bills having the index maturity designated in the applicable prospectus supplement is not so announced by the U.S. Department of the Treasury, or if no such auction is held, then the Treasury rate will be the bond equivalent yield of the rate on that interest determination date of Treasury bills having the index maturity designated in the applicable prospectus supplement as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills (Secondary Market)” or, if not published by 3:00 p.m., New York City time, on the related calculation date, the rate on that interest determination date of such Treasury bills as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills (Secondary Market).” In the event such rate is not published in H.15(519), H.15 daily update or another recognized electronic source by 3:00 p.m., New York City time, on such calculation date, the calculation agent will calculate the Treasury rate, which will be a bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m.,

New York City time, on such interest determination date, of three leading primary U.S. government securities dealers (which may include affiliates of UBS AG, including UBS Securities LLC, UBS Financial Services Inc. and Credit Suisse Securities (USA) LLC) selected and identified by us or by the calculation agent (after consultation with us), as applicable, for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the applicable prospectus supplement; provided, however, that if the dealers selected by us or the calculation agent, as applicable, are not quoting bid rates as mentioned in this sentence, the Treasury rate with respect to the interest determination date will be the same as the Treasury rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

The term “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Indexed Notes

The issuer may offer from time to time debt securities that are “indexed notes,” the return on which is linked to the performance of one or more underlyings or a basket of such underlyings. We will refer generally to each index, exchange-traded fund, equity security, exchange rate, commodity, commodity futures contract or any other market measure or reference asset as an “underlying.” The one or more underlyings or the basket to which the indexed note may be linked will be specified in the applicable prospectus supplement, along with any terms applicable to such indexed note.

An investment in indexed notes has significant risks, and has risks and characteristics not associated with conventional debt securities. The applicable prospectus supplement will specify the risks and characteristics associated with the indexed notes and describe the circumstances in which you could lose some or all of your investment.

Renewable Notes

The issuer may also issue from time to time variable rate renewable debt securities, which we refer to as “renewable notes,” which will mature on an interest payment date specified in the applicable prospectus supplement unless the maturity of all or a portion of the principal amount of the renewable notes is extended in accordance with the procedures set forth in the applicable prospectus supplement.

Short-Term Notes

The issuer may offer from time to time series of debt securities with maturities of less than one year, which we refer to as “short-term notes.” Unless otherwise indicated in the applicable prospectus supplement, interest on short-term notes will be payable at maturity. Unless otherwise indicated in the applicable prospectus supplement, interest on short-term notes that are floating rate notes (other than Treasury rate notes) will be computed on the basis of the actual number of days elapsed divided by 360, and interest on short-term notes that are Treasury rate notes will be computed on the basis of the actual number of days elapsed divided by a year of 365 or 366 days, as the case may be.

Extension of Maturity

The applicable prospectus supplement will indicate whether the issuer has the option to extend the maturity of a series of debt securities (other than an amortizing note) for one or more periods up to but not beyond the final maturity date set forth in the applicable prospectus supplement. If the issuer has that option with respect to any series of debt securities (other than an amortizing note), we will describe the procedures in the applicable prospectus supplement.

Amortizing Notes

Amortizing debt securities, which we refer to as “amortizing notes,” are a series of debt securities for which payments combining principal and interest are made in installments over the life of such series of debt securities. Payments with respect to amortizing notes will be applied first to interest due and payable on the amortizing notes and then to the reduction of the unpaid principal amount of the amortizing notes. The issuer will provide further information on the additional terms and conditions of any issue of amortizing notes in the applicable prospectus supplement. A table setting forth repayment information in respect of each amortizing note will be included in the applicable prospectus supplement and set forth on the amortizing notes.

Original Issue Discount Notes

The issuer may offer series of debt securities, which we refer to as “original issue discount notes,” from time to time at an issue price (as specified in the applicable prospectus supplement) that is less than 100% of the principal amount of such series of debt securities (i.e., par). Original issue discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an original issue discount note and par is referred to herein as the “discount.” In the event of redemption, repayment or acceleration of maturity of an original issue discount note, the amount payable to the holder of an original issue discount note will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption by us of such original issue discount note (if applicable), multiplied by the initial redemption percentage specified in the applicable prospectus supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (b) any unpaid interest on such original issue discount note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

Unless otherwise specified in the applicable prospectus supplement, for purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an original issue discount note, the discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable original issue discount note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such original issue discount note and an assumption that the maturity of such original issue discount note will not be accelerated. If the period from the date of issue to the initial interest payment date, or the initial period, for an original issue discount note is shorter than the compounding period for such original issue discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”).

Certain original issue discount notes may not be treated as having original issue discount for U.S. federal income tax purposes, and debt securities other than original issue discount notes may be treated as issued with original issue discount for U.S. federal income tax purposes. We refer you to “Taxation—United States Taxation.”

Redemption at the Option of the Issuer

Unless otherwise provided in the applicable prospectus supplement, the issuer cannot redeem debt securities prior to maturity. The issuer may redeem a series of debt securities at its option prior to the maturity date only if an initial redemption date is specified in the applicable prospectus supplement. If so specified, the issuer can redeem the debt securities of such series at its option on any date on and after the applicable initial redemption date in whole or from time to time in part in increments of $2,000 or such other minimum denomination specified in such applicable prospectus supplement (provided that any remaining principal amount of the debt securities of such series will be at least $2,000 or such other minimum denomination), at the applicable redemption price, together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption, unless otherwise provided in the applicable prospectus supplement, and in accordance with the provisions of the Senior Indenture. By redemption price for a debt security of a series, we mean an amount equal to the initial redemption percentage specified in the applicable prospectus supplement (as adjusted by the annual redemption percentage reduction specified in the applicable prospectus supplement, if any) multiplied by the unpaid principal amount of the debt security to be redeemed. The initial redemption percentage, if any, applicable to a series of debt securities may decline on each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount to be redeemed. The redemption price of original issue discount notes is described above under “—Original Issue Discount Notes.”

Repayment at the Option of the Holders; Repurchase

Holders may require the issuer to repay a series of debt securities prior to maturity only if one or more optional repayment dates are specified in the applicable prospectus supplement. If so specified, the issuer will repay debt securities of such series at the option of the holders on any optional repayment date in whole or in part from time to time in increments of $2,000 or such other minimum denomination specified in the applicable prospectus supplement (provided that any remaining principal amount thereof will be at least $2,000 or such other minimum denomination specified in the applicable prospectus supplement), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. A holder who wants the issuer to repay a debt security prior to maturity must deliver the debt security, together with the form “Option to Elect Repayment” properly completed, to the trustee at its corporate trust office (or any other address that the issuer specifies in the applicable prospectus supplement or notifies holders from time to time) no more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of a repayment option by the holder will be irrevocable. The repayment price of original issue discount notes is described above under “—Original Issue Discount Notes” Notwithstanding the foregoing, the issuer will comply with Section 14(e) under the Exchange Act to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation to repurchase a series of debt securities.

Only the depositary may exercise the repayment option in respect of global securities representing book-entry debt securities. Accordingly, beneficial owners of global securities that desire to have all or any portion of book-entry debt securities represented by global securities repaid must direct the participant of the depositary through which they own their interest to direct the depositary to exercise the repayment option on their behalf by delivering the related global security and duly completed election form to the trustee as aforesaid. In order to ensure that the global security and election form are received by the trustee on a particular day, the applicable beneficial owner must so direct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest for the respective deadlines of those participants. All instructions given to participants from beneficial owners of global securities relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given by a beneficial owner, the beneficial owner must cause the participant through which it owns its interest to transfer that beneficial owner’s interest in the global security or securities representing the related book-entry debt securities, on the depositary’s records, to the trustee. We refer you to “—Book-Entry System.” The issuer may at any time purchase debt securities at any price in the open market or otherwise. Such debt securities purchased by the issuer may, at its discretion, be held, resold or surrendered to the trustee for cancellation.

Tax Redemption

If specifically provided by the applicable prospectus supplement, the issuer may redeem a series of debt securities at its option at any time, in whole but not in part, on giving not less than 30 nor more than 60 days’ notice, unless otherwise provided in the applicable prospectus supplement, at the principal amount of such series of debt securities being redeemed, together with accrued interest to the date of redemption, if it has or will become obligated to pay additional interest on such series of debt securities as described under “—Payment of Additional Amounts” below as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Switzerland or the United States, as applicable, or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of the applicable prospectus supplement, and such obligation cannot be avoided by the issuer taking reasonable measures available to it, provided that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which it would be obliged to pay such additional interest were a payment in respect of the debt securities of such series then due. Prior to the giving of any notice of redemption pursuant to this paragraph, the issuer will deliver to the trustee a certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to redeem have occurred, and an opinion of independent counsel of recognized standing to the effect that the issuer has or will become obligated to pay such additional interest as a result of such change or amendment.

Payment of Additional Amounts

If specifically provided by the applicable prospectus supplement, the issuer will, subject to the exceptions and limitations set forth below, pay such additional amounts to the holder of a series of debt securities as may be necessary so that every net payment on such series of debt securities, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by Switzerland or the United States, as applicable, or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided in such series of debt securities to be then due and payable.

Switzerland

All payments of principal and interest in respect of the debt securities shall be made by the issuer free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Switzerland or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the issuer shall pay such additional amounts as will result in receipt by the holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable by the issuer to any such holder for or on account of:

(i)

any such taxes, duties, assessments or other governmental charges imposed in respect of such debt security by reason of the holder having some connection with Switzerland other than the mere holding of the debt security;

(ii)

any such taxes, duties, assessments or other governmental charges imposed in respect of any debt security presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder would have been entitled to such additional amounts on presenting such debt security for payment on the last day of such period of 30 days;

(iii)

any such taxes, duties, assessments or other governmental charges imposed in respect of the relevant debt security pursuant to laws enacted by Switzerland changing the Swiss federal withholding tax system from an issuer-based system to a paying agent-based system pursuant to which a person in Switzerland other than the issuer is required to withhold tax on any interest payments; or

(iv)

if UBS AG acts as issuer through its Zurich and Basel head offices, any such taxes imposed in respect of the relevant debt security pursuant to the Swiss Federal Withholding Tax Code of 13 October 1965;

(v)	any withholding or deduction imposed on any payment by reason of FATCA (as defined below); or

(vi)	any combination of two or more items (i) through (v) above.

“Relevant Date” as used herein means whichever is the later of (x) the date on which such payment first becomes due and (y) if the full amount payable has not been received by the trustee on or prior to such date, the date on which the full amount having been so received, notice to that effect shall have been given to the holders.

United States

If UBS AG acts as issuer through a U.S. branch or through a branch that recognizes income that is effectively connected with a U.S. trade or business, all payments of principal and interest in respect of the debt securities shall be made by the issuer free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges, each in the nature of a tax, imposed, levied, collected, withheld or assessed by the United States or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the issuer shall pay such additional amounts as will result in receipt by the holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable by the issuer to any such holder for or on account of:

(i)

any tax, assessment or other governmental charge that would not have been imposed but for (a) the existence of any present or former connection between such holder and the United States, including, without limitation, such holder being or having been a citizen or resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein or (b) such holder’s past or present status as a personal holding company or private foundation or other tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(ii)	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

(iii)

any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of a debt security for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;

(iv)	any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on such series of debt securities;

(v)

any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from a payment on such series of debt securities, if such payment can be made without such deduction or withholding by any other paying agent;

(vi)

any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such series of debt securities if such compliance is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(vii)

any tax, assessment or other governmental charge imposed on a holder of such series of debt securities that actually or constructively owns 10 percent or more of the combined voting power of all classes of the issuer’s stock or that is a controlled foreign corporation (as defined in Section 957 of the Code) related to the issuer through stock ownership;

(viii)

any such taxes, duties, assessments or other governmental charges required to be deducted or withheld from a payment or deemed payment that is treated as a “dividend equivalent” payment under the Code, Treasury regulations, or other law or official guidance of the United States;

(ix)	any such withholding or deduction imposed on any payment by reason of FATCA (as defined below);

(x)

any tax, assessment or other governmental charge imposed solely because a holder (1) is a bank purchasing a debt security in the ordinary course of its lending business or (2) is a bank that is neither (A) buying a debt security for investment purposes only nor (B) buying a debt security for resale to a third party that either is not a bank or holding a debt security for investment purposes only; or

(xi)

any combination of two or more items (i) through (x) above; nor will such additional amounts be paid with respect to a payment on such series of debt securities to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such series of debt securities.

U.S. Foreign Account Tax Compliance Act

Payments on the debt securities will be subject in all cases to any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the Code, or described in any agreement between any jurisdiction and the United States relating to the foreign account provisions of the U.S. Hiring Incentives to Restore Employment Act of 2010, or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, official interpretations thereof, or any agreements, law, regulation or other official guidance implementing an intergovernmental agreement or other intergovernmental approach thereto (collectively, “FATCA”).

Consolidation, Merger or Sale

The issuer has agreed in the Senior Indenture not to consolidate with or merge with or into any other person or convey or transfer all or substantially all of its properties and assets to any person unless:

•	it is the continuing person; or

•	the successor expressly assumes by supplemental indenture its obligations under the Senior Indenture.

In either case, the issuer will also have to deliver a certificate to the trustee stating that after giving effect to the merger there will not be any defaults under the Senior Indenture and, if the issuer is not the continuing person, an opinion of counsel stating that the merger and the supplemental indenture complies with these provisions and that the supplemental indenture is a legal, valid and binding obligation of the successor corporation enforceable against it.

UBS AG may issue debt securities directly or through one or more of its branches, and UBS AG may, at any time, transfer its obligations under the debt securities from its head offices to any branch of UBS AG or from any branch of UBS AG to another branch or to its head offices.

Modification of the Senior Indenture

In general, rights and obligations of the issuer and the holders under the Senior Indenture may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to such modification. However, the Senior Indenture provides that, unless each affected holder agrees, an amendment cannot:

•

make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which the issuer has to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal the issuer has to repay, reducing the amount of principal of a debt security issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, insolvency or similar proceeding, changing the currency or place in which the issuer has to make any payment of principal, premium or interest, modifying any redemption or repurchase right to the detriment of the holder, modifying any right to convert or exchange the debt securities for another security to the detriment of the holder, and impairing any right of a holder to bring suit for payment;

•	reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the Senior Indenture or to waive any covenant or default;

•	waive any payment default; or

•	make any change to the amendment provisions of the Senior Indenture.

However, other than in the circumstances mentioned above, if the issuer and the trustee agree, the Senior Indenture may be amended without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

In particular, if the issuer and the trustee agree, the Senior Indenture may be amended without notifying any holders or seeking their consent to add a guarantee from a third party on the outstanding and future debt securities to be issued under the Senior Indenture.

Covenants

The issuer may be subject to additional covenants, including restrictive covenants in respect of a particular series of debt securities. Such additional covenants will be set forth in the applicable prospectus supplement and, to the extent necessary, in the supplemental indenture or board resolution relating to that series of debt securities.

Events of Default

Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities occurs upon:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

•	a default in payment of interest when due on any debt security of that series for 30 days;

•

a default in performing any other covenant in the Senior Indenture applicable to that series for 60 days after written notice from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series; or

•	certain events of bankruptcy, insolvency or reorganization of the issuer.

Any additional or different events of default applicable to a particular series of debt securities will be described in the prospectus supplement relating to such series.

The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium or interest) if it considers such withholding of notice to be in the best interests of the holders. A default is any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time.

Unless otherwise specified in the applicable prospectus supplement, if an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require the issuer to repay immediately, or accelerate:

•	the entire principal of the debt securities of such series; or

•	if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, if the event of default occurs because of a default in a payment of principal or interest on the debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because of a failure to perform any other covenant in the Senior Indenture for the benefit of one or more series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because of bankruptcy proceedings, then all of the debt securities under the Senior Indenture will be accelerated automatically. Therefore, except in the case of a default on a payment of principal or interest on the debt securities of your series or a default due to bankruptcy or insolvency of the issuer, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow noncompliance with any provision of the Senior Indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities.

After an event of default, the trustee must exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee is not obligated to exercise any of its rights or powers under the Senior Indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Defeasance

The term defeasance means discharge from some or all of the obligations under the Senior Indenture. If the issuer deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at the issuer’s option:

•	the issuer will be discharged from their respective obligations with respect to the debt securities of such series; or

•

the issuer will no longer be under any obligation to comply with the restrictive covenants, if any, contained in the Senior Indenture and any supplemental indenture or board resolution with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to them.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the Senior Indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead, the holders will only be able to rely on the deposited funds or obligations for payment.

The issuer must deliver to the trustee an officers’ certificate and an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. In the case of a complete discharge, such opinion must be based on a ruling received from or published by the U.S. Internal Revenue Service or on a change in applicable U.S. federal income tax law.

Information Concerning the Trustee for the Debt Securities

The Bank of New York Mellon, formerly known as The Bank of New York, with its corporate trust office at 240 Greenwich Street, Floor 7E, New York, New York 10286, is the trustee for the debt securities. The trustee is required to perform only those duties that are specifically set forth in the Senior Indenture, except when a default has occurred and is continuing with respect to the debt securities. After a default, the trustee must exercise the same degree of care that a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee will be under no obligation to exercise any of the powers vested in it by the Senior Indenture at the request of any holder of debt securities unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising those powers.

The Bank of New York Mellon, formerly known as The Bank of New York, has loaned money to UBS AG and certain of its subsidiaries and affiliates and provided other services to it and has acted as trustee or fiscal agent under certain of its and its subsidiaries’ and affiliates’ indentures or fiscal agency agreements in the past and may do so in the future as a part of its regular business.

Governing Law

The debt securities and the Senior Indenture are governed by and will be construed in accordance with the laws of the State of New York.

Payment and Transfer

Unless otherwise provided for in the applicable prospectus supplement, the debt securities will be issued only as registered securities, which means that the name of the holder will be entered in a register that will be kept by the applicable trustee or another agent appointed by the issuer. Unless stated otherwise in a prospectus supplement, and except as described under “—Book-Entry System” below, principal and interest payments will be made at the office of the paying agent or agents named in the prospectus supplement or by check mailed to you at your address as it appears in the register.

Unless other procedures are described in a prospectus supplement, and except as described under “—Book-Entry System” below, you will be able to transfer registered debt securities at the office of the transfer agent or agents named in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither the issuer nor the applicable trustee will impose any service charge for any transfer or exchange of a debt security. The issuer may, however, ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Book-Entry System

Debt securities may be issued under a book-entry system in the form of one or more global securities. The global securities will be registered in the name of a depositary or its nominee and deposited with that depositary or its custodian. Unless stated otherwise in the prospectus supplement, The Depository Trust Company, New York, New York (“DTC”), will be the depositary if a depositary is used.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon the issuer’s instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, the issuer, the guarantor (if applicable) and the applicable trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the Senior Indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the Senior Indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

Unless stated otherwise in an applicable prospectus supplement, you may elect to hold interests in the global securities through either DTC (in the United States) or Clearstream Banking S.A. (“Clearstream, Luxembourg”), or Euroclear Bank SA/NV, or its successor, as operator of the Euroclear System (“Euroclear”) (outside of the United States), if you are participants of such systems, or indirectly through organizations which are participants in such systems. Interests held through Clearstream, Luxembourg and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream, Luxembourg and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the debt securities of a series are represented by global securities, the issuer will pay principal of and interest and premium on those securities to, or as directed by, DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream, Luxembourg or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither the issuer nor the applicable trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

DTC, Clearstream, Luxembourg and Euroclear have, respectively, advised us as follows:

•

As to DTC: DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

•

As to Clearstream, Luxembourg: Clearstream, Luxembourg has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Deutsche Börse AG. The shareholders of this entity are banks, securities dealers and financial institutions.

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in many currencies, including U.S. dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank SA/NV, the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and may include any underwriters or agents for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

•

As to Euroclear: Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including U.S. dollars and Japanese Yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any underwriters for the debt securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

Global certificates generally are not transferable. Physical certificates will be issued to beneficial owners of a global security if:

•	the depositary notifies the issuer that it is unwilling or unable to continue as depositary and the issuer does not appoint a successor within 90 days;

•	the depositary ceases to be a clearing agency registered under the Exchange Act and the issuer does not appoint a successor within 90 days;

•

the issuer decides in its sole discretion (subject to the procedures of the depositary) that it does not want to have the debt securities of the applicable series represented by global certificates; or

•	an event of default has occurred with regard to those debt securities and has not been cured or waived.

If any of the events described in the preceding paragraph occurs, the issuer will issue definitive securities in certificated form in an amount equal to a holder’s beneficial interest in the debt securities. Unless otherwise specified in the applicable prospectus supplement, definitive securities will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and will be registered in the name of the person DTC specifies in a written instruction to the registrar of the debt securities.

In the event definitive securities are issued:

•	holders of definitive securities will be able to receive payments of principal and interest on their debt securities at the office of the issuer’s paying agent maintained in the Borough of Manhattan;

•

holders of definitive securities will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities for registration of transfer at the office of The Bank of New York Mellon, formerly known as The Bank of New York, the trustee under the Senior Indenture. The issuer will not charge any fee for the registration or transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the registration, transfer or exchange; and

•

any moneys the issuer pays to its paying agents for the payment of principal and interest on the debt securities which remain unclaimed at the second anniversary of the date such payment was due will be returned to the issuer, and thereafter holders of definitive securities may look only to the issuer, as general unsecured creditors, for payment, provided, however, that the paying agents must first publish notice in an authorized newspaper that such money remains unclaimed.

Global Clearance and Settlement Procedures

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System, or any successor thereto. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by a U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of debt securities, by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

U.S. TAX CONSIDERATIONS

Unless as otherwise stated in the applicable prospectus supplement, this section describes the material United States federal income tax consequences to United States holders, as defined below, of owning the debt securities. It is the opinion of Sullivan & Cromwell LLP, United States tax counsel to UBS AG. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section applies to you only if you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns debt securities that are a hedge or that are hedged against interest rate;

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes;

•	a person that purchases or sells debt securities as part of a wash sale for tax purposes;

•	a person whose functional currency for tax purposes is not the U.S. dollar; or

•	a person that is not a United States holder, as defined below.

This section deals only with debt securities that are booked through a non-U.S. branch of UBS AG that does not recognize income that is effectively connected with a U.S. trade or business, that are in registered form and that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are booked through a U.S. branch of UBS AG or a non-U.S. branch of UBS AG that recognizes income that is effectively connected with a U.S. trade or business, or that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Code, its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below under “Original Issue Discount—General,” you will be taxed on any interest on your debt security as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes.

Interest we pay on the debt securities and original issue discount, if any, accrued with respect to the debt securities (as described below under “—Original Issue Discount”) and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts, constitutes income from sources outside the United States, and generally will be “passive” income for purposes of the rules regarding the foreign tax credit allowable to a United States holder.

Original Issue Discount

General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is equal to or more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under “—Variable Rate Debt Securities.”

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “—Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made divided by

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of accrued OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you can determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period; and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “General,” the excess is acquisition premium. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount,” then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by

•	the excess of the sum of all amounts payable (other than qualified stated interest) on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•

in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and,

•

in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You would determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “General,” with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “Market Discount” to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

1.	015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

2.	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

1.	one or more qualified floating rates,

2.	a single fixed rate and one or more qualified floating rates,

3.	a single objective rate, or

4.	a single fixed rate and a single objective rate that is a qualified inverse floating rate; and

•

the value of any variable rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate either:

1.	multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35, or

2.	multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35 and then increased or decreased by a fixed rate.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are caps, floors or governors that are fixed throughout the term of the debt security or such restrictions are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate; and

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate (or one of those rates after a single fixed rate for an initial period), all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, for a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount note if:

•	in the case of an initial purchaser, you purchase your debt security for less than its issue price as determined above under “—Original Issue Discount—General”; and

•

in the case of all purchasers, the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 1/4 of 1 percent of your debt security’s stated redemption price at maturity multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 1/4 of 1 percent of the debt security’s stated redemption price at maturity multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

If you own a market discount debt security, the market discount would accrue on a straight-line basis unless an election is made to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it. You would, however, not include accrued market discount in income unless you elect to do so as described above.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount (or, in the case of a discount debt security, in excess of the sum of all amounts payable on the debt security after the acquisition date (other than payments of qualified stated interest)), you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each accrual period with respect to interest on your debt security by the amount of amortizable bond premium allocable to that accrual period, based on your debt security’s yield to maturity.

If the amortizable bond premium allocable to an accrual period exceeds your interest income from your debt security for such accrual period, such excess is first allowed as a deduction to the extent of interest included in your income in respect of the debt security in previous accrual periods and is then carried forward to your next accrual period. If the amortizable bond premium allocable and carried forward to the accrual period in which your debt security is sold, retired or otherwise disposed of exceeds your interest income for such accrual period, you would be allowed an ordinary deduction equal to such excess.

If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “—Original Issue Discount—Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the cost of your debt security, adjusted by:

•	adding any OID or market discount previously included in income with respect to your debt security; and then

•

subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium to the extent that such premium either reduced interest income on your debt security or gave rise to a deduction on your debt security.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your debt security.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent described above under “—Original Issue Discount—Short-Term Debt Securities” or “—Market Discount.” Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Extendible, Indexed and Other Debt Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to extendible debt securities, dual currency debt securities, renewable debt securities, amortizing debt securities, debt securities the payments on which are determined by reference to the value of any index or stock and debt securities that are subject to the rules governing contingent payment obligations.

Foreign Account Tax Compliance Withholding

Certain non-U.S. financial institutions must comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders to avoid becoming subject to withholding on certain payments. UBS AG and other non-U.S. financial institutions may accordingly be required to report information to the Internal Revenue Service regarding the holders of debt securities and to withhold on a portion of payments under the debt securities to certain holders that fail to comply with the relevant information reporting requirements (or hold debt securities directly or indirectly through certain non-compliant intermediaries). However, under proposed Treasury regulations, such withholding will not apply to payments on debt securities that are made before the date that is two years after the date on which final regulations defining the term “foreign passthru payment” are enacted. Moreover, such withholding would only apply to debt securities issued at least six months after the date on which final regulations implementing such rule are enacted. You are urged to consult your own tax advisors and any banks or brokers through which you will hold debt securities as to the consequences (if any) of these rules to them.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions (which would include debt of a foreign financial institution that is not regularly traded on an established securities market, and thus may include your debt securities), as well as any of the following but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. You are urged to consult your tax advisors regarding the application of this reporting requirement to your ownership of the debt securities.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal, any premium and interest on a debt security within the United States, and the payment of proceeds to you from the sale of a debt security effected at a United States office of a broker. Information reporting may also apply in respect of any OID that accrues on a debt security.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of interest payments) are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

General

The following is a summary of the principal tax consequences of holding debt securities for investors who are not residents of Switzerland for tax purposes and have no Swiss permanent establishment and do not conduct a Swiss-based trade or business. It does not address the tax treatment of holders of debt securities who are residents of Switzerland for tax purposes or who are subject to Swiss taxes for other reasons. This summary is based on legislation as of the date of this prospectus and does not aim to be a comprehensive description of all the Swiss tax considerations that may be relevant to a decision to invest in debt securities.

The following is a summary based on legislation as of the date of this prospectus and does not aim to be a comprehensive description of all the Swiss tax considerations that may be relevant to a decision to invest in debt securities. The tax treatment for each holder of debt securities depends on the particular situation. All holders and prospective holders are advised to consult their own professional tax advisors in light of their particular circumstances as to the Swiss tax legislation that could be relevant for them in connection with the purchase, ownership and disposition of debt securities and the consequences of such actions under the tax legislation of Switzerland.

Swiss Income and Wealth Tax

Holders of debt securities who are not residents of Switzerland and have not engaged in a trade or business through a permanent establishment or fixed place of business situated in Switzerland to which the debt securities are attributable or to which the debt securities belong will not be subject to any Swiss federal, cantonal or communal corporate or individual income and capital or wealth tax or capital gains tax on the holding and disposition of the debt securities.

Withholding Tax

Payments of interest on debt securities issued by a branch of UBS AG outside Switzerland are not subject to Swiss withholding tax, provided that the net proceeds from the issue of the debt securities are used outside of Switzerland (except to the extent use in Switzerland is permitted under the Swiss taxation laws in force from time to time without payments in respect of the debt securities becoming subject to withholding or deduction for Swiss withholding tax as a consequence of such use of proceeds in Switzerland) and that such branch is at all times licensed to carry on banking activities in the relevant jurisdiction in which such branch is established outside of Switzerland and has at all times its fixed place of business outside Switzerland for Swiss tax purposes.

Payments of interest on debt securities issued by UBS AG acting through its head offices in Zurich and Basel-City may be subject to Swiss withholding tax, currently at a rate of 35%, regardless of whether such interest is paid regularly in coupons or in a one-time payment upon redemption.

On April 3, 2020, the Swiss Federal Council published draft legislation to reform the Swiss withholding tax system for interest payments on bonds. This draft legislation provided for, among other things the replacement of the current debtor-based regime applicable to interest payments on bonds with a paying agent-based regime for Swiss withholding tax. Under such proposed paying agent-based regime, subject to certain exceptions, all interest payments on bonds made by paying agents acting out of Switzerland to individuals resident in Switzerland would have been subject to Swiss withholding tax. Due to the negative outcome of the consultation on the draft legislation, the Swiss Federal Council submitted new draft legislation to the Swiss Parliament that provided for the abolition of Swiss withholding tax on interest payments on bonds. This legislation was accepted by the Swiss Parliament but rejected in the subsequent public referendum vote on September 25, 2022. In view of the rejection of this legislation, the Swiss Federal Council could again propose a paying agent-based regime as contemplated by the draft legislation published on April 3, 2020. If such a paying-agent based regime were to be enacted, and were to result in the deduction or withholding of Swiss withholding tax on any interest payments in respect of debt securities by any person other than the issuer, the holder of such debt security would not be entitled to receive any additional amounts as a result of such deduction or withholding under the terms of the debt securities.

Securities Turnover Tax

Dealings in debt securities where a bank or another securities dealer in Switzerland (as defined in the Swiss Federal Stamp Tax Act) acts as an intermediary, or is a party, to the transaction, may be subject to Swiss federal stamp tax on the turnover in securities at an aggregated rate of up to 0.3 percent of the purchase price of the debt securities.

The issue, and the sale and delivery, of debt securities on the issue date are not subject to Swiss securities turnover tax (Umsatzabgabe) (primary market). Secondary market dealings in debt securities with a term in excess of 12 months where a securities dealer (as defined in the Swiss Act on Stamp Duties of June 27, 1973, as amended (the “Swiss Stamp Duty Act”) in Switzerland or the Principality of Liechtenstein is a party, or acts as an intermediary, to the transaction may be subject to Swiss turnover tax at a rate of up to 0.15% of the consideration paid in the case of debt securities issued by UBS AG acting through its head offices in Zurich and Basel-City and at a rate of up to 0.3% of such consideration paid in the case of debt securities issued by UBS AG acting through one of its branches outside of Switzerland. Subject to applicable statutory exemptions in respect of the one or the other party to the purchase and sale of debt securities, generally half of the tax is charged to the one party to the purchase and sale and the other half to the other party.

Subject to applicable statutory exemptions, the delivery of underlying securities to a holder of debt securities following exercise by such holder of exchange rights embedded in such debt securities, may be subject to Swiss securities turnover tax, in case of underlying securities issued by an issuer resident in Switzerland at half of the rate of 0.15%, and in case of securities issued by an issuer not resident in Switzerland, at half of the rate of 0.3%, however, in each case only if a Swiss securities dealer (as defined in the Swiss Stamp Duty Act) is a party or an intermediary to the transaction.

Swiss Facilitation of the Implementation of FATCA

The United States and Switzerland entered into an intergovernmental agreement (the “U.S.-Switzerland IGA”) to facilitate the implementation of FATCA. Under the U.S.-Switzerland IGA, financial institutions acting out of Switzerland generally are directed to become participating foreign financial institutions. The U.S.-Switzerland IGA ensures that accounts held by U.S. persons with Swiss financial institutions (including any such account in which a Note is held) are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance on the basis of the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation (the “Double Taxation Treaty”). Since it was amended in 2019, the Double Taxation Treaty includes a mechanism for the exchange of information in tax matters upon request between Switzerland and the United States, which is in line with international standards, and allows the United States to make group requests under FATCA concerning non-consenting U.S. accounts and non-consenting non-participating foreign financial institutions for periods from June 30, 2014. Furthermore, on October 8, 2014, the Swiss Federal Council approved a mandate for negotiations with the United States regarding a change from the current direct notification-based regime to a regime where the relevant information is sent to the Swiss Federal Tax Administration, which in turn provides the information to the U.S. tax authorities. It is not yet known when negotiations will continue and, if they do, if and when any new regime would come into force.

Automatic Exchange of Information in Tax Matters

Switzerland has concluded a multilateral agreement with the European Union on the international automatic exchange of information (“AEOI”) in tax matters, which applies to all member states of the European Union. In addition, Switzerland signed the multilateral competent authority agreement on the automatic exchange of financial account information (the “MCAA”), and a number of bilateral AEOI agreements with other countries, most of them on the basis of the MCAA. Based on these agreements and the implementing laws of Switzerland, Switzerland collects and exchanges data in respect of financial assets held in, and income derived thereon and credited to, accounts and deposits (including Notes held in any such account or deposit) with a paying agent in Switzerland for the benefit of individuals resident in a member state of the European Union or another treaty state. An up-to-date list of the AEOI agreements to which Switzerland is a party that are in effect, or have been entered into but are not yet in effect, can be found on the website of the State Secretariat for International Financial Matters SIF.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (each such plan, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the debt securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

We and certain of our affiliates, among others, may each be considered a party in interest and a disqualified person with respect to many Plans. The acquisition or holding of debt securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc., underwriters, dealers and agents or any of their or our respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the debt securities are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued several prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of debt securities. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the acquisition and disposition of debt securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the debt securities should not be acquired or held by any person investing the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Any acquiror or holder of debt securities or any interest therein will be deemed to have represented by its acquisition and holding or conversion of debt securities or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring or holding the debt securities on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the debt securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the debt securities on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any acquisition or holding under Similar Laws, as applicable. Acquirors of debt securities have exclusive responsibility for ensuring that their acquisition and holding of debt securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. Neither this discussion nor anything herein is or is intended to be investment advice directed at any potential purchaser or holder that is a Plan, a Plan Asset Entity or a Non-ERISA Arrangement, or at such purchasers and holders generally, and such purchasers and holders should consult and rely on their counsel and advisors as to whether an investment in the debt securities is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable. The transfer of any debt securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that an investment in the debt securities meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

PLAN OF DISTRIBUTION

Plan of Distribution for the Initial Offer and Sale of Debt Securities

We plan to issue the debt securities under a distribution agreement originally entered into between CS AG and Credit Suisse Securities (USA) LLC and under which UBS AG will become the issuer in connection with the Merger. Our affiliate UBS Securities LLC became an agent under the distribution agreement on March 26, 2024. We have filed a copy of the form of distribution agreement with the SEC as an exhibit to our registration statement. See “Where You Can Find More Information” above for information on how to obtain a copy of it. Subject to certain conditions, the agents would agree to use their reasonable efforts to solicit purchases of the debt securities. We would have the right to accept offers to purchase debt securities and may reject any proposed purchase of the debt securities. The agents may also reject any offer to purchase debt securities. We would pay the agents a commission on any debt securities sold through the agents. In accordance with FINRA Rule 5110, in no situation will underwriting compensation exceed 8% of the principal amount of the debt securities.

Credit Suisse Securities (USA) LLC, UBS Securities LLC and UBS Financial Services Inc. are affiliates of UBS AG. FINRA Rule 5121 imposes certain requirements when a FINRA member such as Credit Suisse Securities (USA) LLC and UBS Securities LLC distributes an affiliated company’s securities. Credit Suisse Securities (USA) LLC and UBS Securities LLC have advised UBS AG that this offering will comply with the applicable requirements of Rule 5121.

We may also sell debt securities to the agents who will purchase the debt securities as principal for their own accounts. In that case, the agents will purchase the debt securities at a price equal to the issue price specified in the applicable prospectus supplement, less a discount. The discount will equal the applicable commission on an agency sale of debt securities with the same stated maturity.

The agents may resell any debt securities they purchase as principal to other brokers or dealers at a discount, which may include all or part of the discount the agents received from us. If all the debt securities are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

We may also sell debt securities directly to investors. We will not pay commissions on debt securities we sell directly.

The agents, whether acting as agent or principal, may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act.

If the agents sell debt securities to dealers who resell to investors and the agents pay the dealers all or part of the discount or commission they receive from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

In connection with an offering, the agents may purchase and sell debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an agent of a greater number of debt securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while an offering is in progress.

The agents may also impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the discount received by it because the agents have repurchased debt securities sold by or for the account of that agent in stabilizing or short-covering transactions.

These activities by the agents may stabilize, maintain or otherwise affect the market price of the debt securities. As a result, the price of the debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected on an exchange or automated quotation system, if the debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The purchase price of the debt securities will be required to be paid in immediately available funds in New York City, unless otherwise indicated in your prospectus supplement.

We may appoint agents other than or in addition to Credit Suisse Securities (USA) LLC and UBS Securities LLC with respect to the debt securities. Any other agents will be named in the applicable prospectus supplements and those agents will enter into the distribution agreement referred to above. The other agents may be affiliates or customers of UBS and may engage in transactions with and perform services for UBS AG in the ordinary course of business. Credit Suisse Securities (USA) LLC and UBS Securities LLC may resell debt securities to or through another of our affiliates, as selling agents.

Certain debt securities may be new issues of debt securities, and there will be no established trading market for such debt securities before their original issue date. We may or may not list new issues of the debt securities on a securities exchange or quotation system. We have been advised by UBS Securities LLC, UBS Financial Services Inc. and Credit Suisse Securities (USA) LLC that they intend to make a market in the debt securities. However, neither UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC nor any of our other affiliates nor any other agent named in your prospectus supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the debt securities.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your debt securities may be more than two scheduled business days after the trade date for your debt securities. Accordingly, in such a case, if you wish to trade debt securities on any date prior to the second business day before the original issue date for your debt securities, you will be required, by virtue of the fact that your debt securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The debt securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the debt securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the debt securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The debt securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the debt securities or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the debt securities or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Market-Making Resales by Affiliates

This prospectus may be used by UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC or any other affiliate of UBS AG in connection with offers and sales in market-making transactions of debt securities issued under the Senior Indenture. In a market-making transaction, UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC or any other affiliate of UBS AG may resell debt securities it acquires from other holders, after the original offering and sale of the debt security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC or any other affiliate of UBS AG may act as principal or agent, including as agent for the counterparty in a transaction in which it acts as principal, or as agent for both counterparties in a transaction in which it does not act as principal. UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC or any other affiliate of UBS AG may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. The debt securities to be sold in market-making transactions include debt securities to be issued after the date of this prospectus as well as debt securities previously issued.

UBS AG does not expect to receive any proceeds from market-making transactions other than those it undertakes on its own. UBS AG does not expect that UBS Securities LLC, UBS Financial Services Inc., Credit Suisse Securities (USA) LLC or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to UBS AG.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless UBS AG or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

MATTERS RELATING TO INITIAL OFFERING AND MARKET-MAKING RESALES

In this prospectus, the term “this offering” means the initial offering of the debt securities made in connection with their original issuance. This term does not refer to any subsequent resales of debt securities in market-making transactions.

CONFLICTS OF INTEREST

Each of UBS Securities LLC, UBS Financial Services Inc. and Credit Suisse Securities (USA) LLC is an affiliate of UBS AG and, as such, has a “conflict of interest” in any offering of the debt securities within the meaning of Rule 5121. Consequently, any offering of the debt securities will be conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. nor Credit Suisse Securities (USA) LLC will be permitted to sell debt securities in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE DEBT SECURITIES

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplement, the validity of those debt securities may be passed upon for UBS AG by Sullivan & Cromwell LLP as to matters of New York law and by Homburger AG as to matters of Swiss law, and for any underwriters or agents by Sullivan & Cromwell LLP or other counsel named in the applicable prospectus supplement.

EXPERTS

UBS AG

Ernst & Young Ltd, independent registered public accounting firm, has audited UBS AG’s consolidated financial statements included in the UBS AG 2023 20-F, and the effectiveness of UBS AG’s internal control over financial reporting as of December 31, 2023, as set forth in their reports, which are incorporated by reference in the prospectuses and elsewhere in the registration statement. Such consolidated financial statements and UBS AG’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been so incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CS AG

The financial statements of CS AG incorporated in this prospectus by reference to the report of UBS AG on Form 6-K dated March 28, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

UBS AG

Under Swiss law, directors and senior officers acting in violation of their statutory duties, whether dealing with bona fide third parties or performing any other acts on behalf of the company, may become liable to the company, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, such as an executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the company with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the company’s business purpose.

UBS AG is a Swiss company and is headquartered in Switzerland and a number of its directors and officers are residents of Switzerland and not the United States. As a result, U.S. investors may find it difficult to serve legal process on UBS AG or those directors and executive officers or have any of them appear in a U.S. court. Furthermore, the United States and Switzerland do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment rendered against UBS AG (or any of its respective directors or executive officers that are residents of Switzerland) by any U.S. federal or state court for payment would not automatically be enforceable in Switzerland and it may be difficult for you to enforce any such judgment in Switzerland against UBS AG (or such directors or executive officers). In addition, there is doubt as to enforceability in Switzerland, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the federal or state securities laws of the United States.

Under Swiss law, a company may indemnify a director or officer of the company against losses and expenses (unless such losses and expenses result from a culpable breach of such director’s or officer’s fiduciary duties under Swiss law), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the company.

The articles of association of UBS AG, as well as Swiss statutory law, contain no provisions regarding the indemnification of directors and officers. According to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by such employee in the execution of their duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

It is UBS AG’s policy to indemnify its current or former directors and/or employees against certain losses and expenses in respect of service as a director or employee of UBS AG one of its affiliates or another entity that UBS AG has approved, subject to specific conditions or exclusions. UBS AG maintains directors’ and officers’ insurance for its directors and officers.

Item 9.	Exhibits

Exhibit No.	Description
1.1	Distribution Agreement relating to the senior debt securities between UBS AG (as successor to Credit Suisse AG) and Credit Suisse Securities (USA) LLC, as distributor, dated May 7, 2007 (incorporated by reference to Exhibit 99.1 to Credit Suisse Group AG’s Current Report on Form 6-K filed on May 11, 2007).

1.2	Amendment No. 1 to the Distribution Agreement between Credit Suisse AG and Credit Suisse Securities (USA) LLC, as distributor, dated January 11, 2008 to the Distribution Agreement relating to the senior debt securities between Credit Suisse AG and Credit Suisse Securities (USA) LLC, as distributor, dated May 7, 2007 (incorporated by reference to Exhibit 1.7 to amendment No. 1 to the Registrant’s registration statement on Form F-3 (No.333-180300) filed on March 19, 2015).

4.1	Senior Indenture between Credit Suisse (now known as Credit Suisse AG) and The Bank of New York (now known as The Bank of New York Mellon), as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 4.44 to CS AG’s registration statement on Form F-3 (No. 333-158199) filed on March 25, 2009).

4.2	First Supplemental Indenture among Credit Suisse (now known as Credit Suisse AG) and The Bank of New York Mellon, as trustee, dated as of May 6, 2008, to the Senior Indenture between CS AG and The Bank of New York Mellon, as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 99.1 to CS AG’s Current Report on Form 6-K filed on May 8, 2008).

4.3	Second Supplemental Indenture among Credit Suisse (now known as Credit Suisse AG) and The Bank of New York Mellon, as trustee, dated as of March 25, 2009, to the Senior Indenture between Credit Suisse and The Bank of New York Mellon, as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 99.2 to CS AG’s Current Report on Form 6-K filed on March 25, 2009).

4.4	Third Supplemental Indenture among Credit Suisse AG and The Bank of New York Mellon, as trustee, dated as of September 9, 2020, to the Senior Indenture between Credit Suisse and The Bank of New York Mellon, as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 4.1 to CS AG’s Current Report on Form 6-K filed on September 9, 2020).

4.5	Fourth Supplemental Indenture between UBS AG, Credit Suisse AG and The Bank of New York Mellon, as trustee, to the Senior Indenture between Credit Suisse AG and The Bank of New York Mellon, as trustee, dated as of March 29, 2007.**

4.6	Form of Senior Medium-Term Note (incorporated by reference to Exhibit 4.16 to CS AG’s Registration Statement on Form F-3 (No. 333-272539) filed on June 22, 2023).

5.1	Opinion of Sullivan & Cromwell LLP as to the validity of the debt securities (New York law).**

5.2	Opinion of Homburger AG as to the validity of the debt securities and certain other matters (Swiss law).**

8.1	Opinion of Sullivan & Cromwell LLP as to United States federal tax matters.**

8.2	Opinion of Homburger AG as to Swiss tax matters.**

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

23.2	Consent of Homburger AG (included in Exhibit 5.2).

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).

23.4	Consent of Homburger AG (included in Exhibit 8.2).

23.5	Consent of Ernst & Young Ltd.*

Exhibit No.	Description

23.6	Consent of PricewaterhouseCoopers AG.*

24.1	Power of Attorney for UBS AG.*

25.1	Statement of Eligibility of The Bank of New York Mellon as Trustee for the Senior Indenture dated as of March 29, 2007 with UBS AG as Successor to Credit Suisse AG.*

107	Filing Fee Table.*

*	Filed herewith.
**

To be filed by amendment or incorporated by reference. UBS AG will furnish on a Form 6-K and incorporate by reference any related form used in the future and not previously filed by means of an amendment or incorporated by reference.

Item 10. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the following provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrants is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

UBS AG hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by UBS AG pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.

Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(7)

That, for purposes of determining any liability under the Securities Act, each filing of UBS AG’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland, on the 25th day of April, 2024.

UBS AG

By:	/s/ David Kelly
Name: David Kelly
Title: Managing Director

By:	/s/ Patrick T. Shilling
Name: Patrick T. Shilling
Title: Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 25th, 2024.

Name	Title

* Sergio P. Ermotti	Group Chief Executive Officer (principal executive officer)

* Todd Tuckner	Group Chief Financial Officer (principal financial officer)

* Steffen Henrich	Group Controller (company controller)

* Colm Kelleher	Chairman and Member of the Board of Directors, UBS AG

* Lukas Gähwiler	Vice Chairman and Member of the Board of Directors, UBS AG

* Jeremy Anderson	Member of the Board of Directors, UBS AG

* Claudia Böckstiegel	Member of the Board of Directors, UBS AG

* William C. Dudley	Member of the Board of Directors, UBS AG

* Patrick Firmenich	Member of the Board of Directors, UBS AG

Name	Title

* Fred Hu	Member of the Board of Directors, UBS AG

* Mark Hughes	Member of the Board of Directors, UBS AG

* Nathalie Rachou	Member of the Board of Directors, UBS AG

* Julie G. Richardson	Member of the Board of Directors, UBS AG

Gail Kelly	Member of the Board of Directors, UBS AG

* Jeanette Wong	Member of the Board of Directors, UBS AG

By:	/s/ Patrick T. Shilling
Patrick T. Shilling, as attorney-in-fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of UBS AG in the United States, in The City of New York, State of New York, on April 25, 2024.

By:	/s/ Patrick T. Shilling
Name: Patrick T. Shilling